EXHIBIT 10.1

EXECUTION COPY

$500,000,000

CREDIT AGREEMENT

dated as of

September 21, 2018

among

THE JONES FINANCIAL COMPANIES, L.L.L.P. and

EDWARD D. JONES & CO., L.P.,
as Borrowers

The Lenders Party Hereto,

FIFTH THIRD BANK AND WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

JPMORGAN CHASE BANK, N.A., FIFTH THIRD BANK and
WELLS FARGO SECURITIES, LLC
as Joint Bookrunners and Joint Lead Arrangers

Table of Contents

Page

ARTICLE I

Definitions

Section 1.01	Defined Terms1
Section 1.02	Classification of Loans and Borrowings25
Section 1.03	Terms Generally26
Section 1.04	Accounting Terms; GAAP26
Section 1.05	Pro Forma Calculations26
Section 1.06	Statement or Certificate by any Officer27

ARTICLE II

The Credits

Section 2.01	Commitments27
Section 2.02	Loans and Borrowings27
Section 2.03	Requests for Revolving Borrowings28
Section 2.04	[Reserved].29
Section 2.05	Swingline Loans29
Section 2.06	Uncommitted Swingline Loans31
Section 2.07	Funding of Loans33
Section 2.08	Interest Elections34
Section 2.09	Termination and Reduction of Commitments35
Section 2.10	Repayment of Loans; Evidence of Debt36
Section 2.11	Voluntary Prepayment of Loans37
Section 2.12	Calculation of Loan Value; Mandatory Prepayments37
Section 2.13	Fees38
Section 2.14	Interest39
Section 2.15	Alternate Rate of Interest40
Section 2.16	Increased Costs41
Section 2.17	Break Funding Payments43
Section 2.18	Taxes43
Section 2.19	Payments Generally; Pro Rata Treatment; Sharing of Set-offs47
Section 2.20	Mitigation Obligations; Replacement of Lenders48
Section 2.21	Defaulting Lenders49
Section 2.22	Incremental Commitments51

ARTICLE III

Representations and Warranties

Section 3.01	Representations and Warranties of the Borrowers52

i

ARTICLE IV

Conditions

Section 4.01	Effective Date56
Section 4.02	Each Credit Event58

ARTICLE V

Covenants of the Borrowers

Section 5.01	Affirmative Covenants (Borrowers)58
Section 5.02	Affirmative Covenants (EDJ)63
Section 5.03	Negative Covenants (Borrowers)63
Section 5.04	Financial Covenants73

ARTICLE VI

Events of Default

Section 6.01	Events of Default73

ARTICLE VII

[Reserved]

ARTICLE VIII

The Administrative Agent and Co-Syndication Agents

Section 8.01	Authorization and Action76
Section 8.02	Administrative Agent’s Reliance, Indemnification, Etc.78
Section 8.03	Posting of Communications79
Section 8.04	The Administrative Agent Individually81
Section 8.05	Successor Administrative Agent81
Section 8.06	Acknowledgements of Lenders82
Section 8.07	Collateral Matters83
Section 8.08	Certain ERISA Matters83

ARTICLE IX

Miscellaneous

Section 9.01	Notices85
Section 9.02	Waivers; Amendments86
Section 9.03	Expenses; Indemnity; Damage Waiver87
Section 9.04	Successors and Assigns89
Section 9.05	Survival92
Section 9.06	Counterparts; Integration; Effectiveness93

ii

Section 9.07	Severability93
Section 9.08	Right of Set off93
Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process93
Section 9.10	WAIVER OF JURY TRIAL94
Section 9.11	Headings94
Section 9.12	Confidentiality95
Section 9.13	Interest Rate Limitation96
Section 9.14	USA PATRIOT ACT96
Section 9.15	No Fiduciary Duty96
Section 9.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions96

SCHEDULES:

Schedule 1.01 – Eligible Assets

Schedule 2.01 – Commitments

Schedule 3.01(q) – Filing Offices

Schedule 5.03(a) - Liens

Schedule 5.03(b) – Debt

Schedule 5.03(g) – Investments

Schedule 5.03(h) – Sale and Leasebacks

Schedule 5.03(i) – Transactions with Affiliates

Schedule 5.03(k) – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Financial Covenant Computations

Exhibit C – Form of U.S. Tax Certificate

Exhibit D – Form of Borrowing Request

Exhibit E – Form of Interest Election Request

Exhibit F – Form of Note

Exhibit G – Form of Security Agreement

iii

CREDIT AGREEMENT dated as of September 21, 2018, among THE JONES FINANCIAL COMPANIES, L.L.L.P., a Missouri limited liability limited partnership (“JFC” or “Parent”), EDWARD D. JONES & CO., L.P., a Missouri limited partnership (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), FIFTH THIRD BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-syndication agents (the “Co-Syndication Agents”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the Federal Funds Effective Rate from time to time plus 0.50%, (iii) the Overnight Bank Funding Rate and (iv) the Eurodollar Rate for a one month Interest Period  on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate, the Overnight Bank Funding Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate, the Overnight Bank Funding Rate or such Eurodollar Rate, respectively.  If ABR is being used as an alternate rate of interest pursuant to Section 2.15 hereof, then ABR shall be the greatest of clauses (i), (ii) and (iii) above and shall be determined without reference to clause (iv) above.  For the avoidance of doubt, if the ABR as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, together with any of its successors and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the applicable Borrower in the exercise of its reasonable business judgment equal to the amount, if any, that would be payable by such Borrower or any of its Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, (b) such Borrower or such Subsidiary was the sole “Affected Party” and (c) such Borrower was the sole party determining such payment amount pursuant to the provisions of the ISDA Master Agreement or other agreement, if any, governing such Hedge Agreement.

“Anti-Corruption/Anti-Money Laundering Laws” means all laws, rules and regulations of any jurisdiction applicable to any Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery, corruption or anti-money laundering.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, (a) with respect to EDJ, (i) in the case of any Federal Funds Rate Loan or Eurodollar Loan that is an Unsecured Borrowing, a rate per annum equal to 0.90%, (ii) in the case of any Federal Funds Rate Loan or Eurodollar Loan that is a Secured Borrowing, a rate per annum equal to 0.775% and (iii) in the case of any Facility Fee payable hereunder by EDJ, a rate per annum equal to 0.10% and (b) with respect to JFC, in the case of any ABR Loan or Eurodollar Loan, or with respect to any Facility Fee payable hereunder by JFC, as the case may be, the applicable rate per annum set forth below under the caption “ABR Loans”, “Eurodollar Loans” or “Facility Fee”, as the case may be, based upon the Pricing Level as set forth below:

Applicable Rate for JFC
Pricing Level	Leverage Ratio	Eurodollar Loans	ABR Loans	Facility Fee
I	≤ 10%	1.00%	0.00%	0.125%
II	> 10%, but ≤ 20%	1.10%	0.10%	0.15%
III	> 20%, but ≤ 30%	1.30%	0.30%	0.20%
IV	> 30%	1.50%	0.50%	0.25%

For purposes of the foregoing, changes in the Applicable Rate resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.01(a)(ii) or Section 5.01(a)(iii) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 5.01(a)(ii) or Section 5.01(a)(iii), as applicable, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the pricing grid set forth above shall apply.  In addition, at all times when an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the pricing grid set forth above shall apply.  Each determination of the Leverage Ratio pursuant to the pricing grid set forth above shall be made in a manner consistent with the determination thereof for purposes of Section 5.04(a)(i).

“Applicable Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Applicable Swingline Exposure and Uncommitted Swingline Exposure at such time.

“Applicable Swingline Exposure” means, with respect to any Lender at any time, the sum of (x) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loan made by such Lender in its capacity as Swingline Lender, if any and (y) the aggregate principal amount of all Swingline Loans made and held by such Lender in its capacity as Swingline Lender then outstanding (for the avoidance of doubt, without duplication of any participation interest in such Swingline Loan held by such Swingline Lender), if any.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Officer” shall mean the managing partner, any general partner, any principal, any treasury manager, the president, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer or the controller (or any other officer,  partner or other authorized signatory so designated by any of the foregoing) of any Borrower that has or have delivered a customary incumbency certificate to the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101 et seq.).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of obligations or indebtedness.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type, made to the same Borrower, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan or (c) an Uncommitted Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Broker-Dealer Subsidiary” means any Subsidiary of the Parent that is a “registered broker and/or dealer” under the Securities Exchange Act or under any similar foreign law or regulatory regime established for the registration of brokers and/or dealers of securities.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person; provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as an operating lease and not a Capital Lease.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or Canada or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) from the date of creation thereof issued by commercial banks incorporated under the laws of the United States or Canada, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a long term deposit rating of “A3” or “A-” (or its equivalent) or better by a nationally recognized rating agency, (d) time deposits maturing no more than one hundred twenty (120) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations (i) each having a long term deposit rating of “A3” or “A-” (or its equivalent) or (ii) each having membership either in the FDIC or CDIC; provided that, with respect to subsection (ii) only, (x) such time deposits shall be limited to $250,000 (or the applicable insurance threshold if different) with each commercial bank or savings bank or savings and loan association having membership in the FDIC and (y) such time deposits shall be limited to $100,000 (or the applicable insurance threshold if different) with each commercial bank or savings bank or savings and loan association having membership in the CDIC, (e) repurchase obligations with a term of not more than one hundred twenty (120) days for underlying securities of the types described in clause (a) above entered into with a Lender or a bank meeting the qualifications described in clause (c) above, and (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above.

“CDIC” means the Canada Deposit Insurance Corporation or any successor entity.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any of the following:

(a)

Current Owners shall collectively cease to, directly or indirectly, (i) own and control at least 51% of the outstanding equity interests of the Parent owned by them on the Effective Date or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times the managing partner (or similar designation) of the Parent and to direct the management policies and decisions of the Parent;

(b)

any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Effective Date) other than Current Owners shall have acquired a greater beneficial ownership in the Parent’s voting equity interests than that held collectively by Current Owners;

(c)	the Parent shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of EDJ; or
(d)

there shall have occurred under any indenture, credit agreement or other instrument evidencing Debt of the Parent or any of its Subsidiaries (other than swap contracts and surety bonds and similar instruments) any “change of control” or similar provision (as set forth in the indenture, credit agreement or other evidence of such Debt) obligating the Parent or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Debt provided for therein.

“Chapter 100 Transaction” means any sale and lease-back transaction now, heretofore or hereafter entered into by any Subsidiary of the Parent with St. Louis County, Missouri, pursuant to Chapter 100 of the Revised Statutes of the State of Missouri, or with any other jurisdiction with a similar statute, pursuant to such statute, including the granting of any Lien encumbering such Subsidiary’s leasehold interest in and to any property subject to any such sale-leaseback transaction or any other rights of such Subsidiary in connection therewith.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Uncommitted Swingline Loans.

“Co-Syndication Agents” has the meaning assigned to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and assets of EDJ with respect to which a Lien is purported to be granted in favor of the Administrative Agent pursuant to a Security Document.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans and Uncommitted Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $500,000,000.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of EDJ and its Subsidiaries under intercompany partnership capital at such date minus the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets (other than non-cash gains resulting from mark to market adjustments of securities positions made in the ordinary course of business) (but only to the extent that such items would be included on a consolidated balance sheet of EDJ and its Subsidiaries in accordance with GAAP).

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Debt of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but (i) excluding operating leases and Ordinary Course Operating Debt and (ii) notwithstanding the foregoing or anything else to the contrary set forth herein, including any Debt that has the effect of increasing regulatory capital of such Person as reflected in any financial statement of such Person (including the footnotes thereto).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means (i) this Agreement, (ii) the Notes and (iii) the Security Documents, in each case as amended, restated, supplemented or otherwise modified.

“Current Owners” means collectively all of the general partners of the Parent as of the date of this Agreement.

“Customer Asset” means any asset that has been designated as a “Customer Pledged Eligible Asset” by DTC (pursuant to the direction of EDJ).

“Customer Loan” means, at any date, any Loan which has been designated by EDJ in writing pursuant to Section 2.03 or Section 2.05(b), as the case may be, as a “Customer Loan”. Notwithstanding anything herein to the contrary, a Loan may not be designated or redesignated, as the case may be, as a Customer Loan to the extent that such designation or redesignation would cause EDJ to violate any law, rule or regulation applicable to it.

“Customer Loan Date” means, with respect to each Participant Account relating to Customer Pledged Eligible Assets, the “Loan Date” established with the DTC for such Participant Account.

“Customer Loan Deficiency” has the meaning assigned to such term in Section 2.12(a).

“Customer Pledged Eligible Asset” means any Customer Asset of the types listed on Schedule 1.01 under “Customer Pledged Securities Only” that is an Eligible Asset and that has been pledged by EDJ to the Administrative Agent for the benefit of the Lenders to secure the obligations of EDJ in respect of a Customer Loan pursuant to the terms of the Security Agreement and designated by DTC (pursuant to the direction of EDJ) as a Customer Pledged Eligible Asset.

“Customer Secured Loans” means all Secured Loans that are Customer Loans.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment Obligations of such Person for the deferred purchase price of property or services (other than trade payables not more than 60 days past due incurred in the ordinary course of such Person’s business), (c) all payment Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Attributable Debt of such Person with respect to such Person’s Obligations in respect of (i) Capital Leases and (ii) Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP), (f) all payment Obligations of such Person as an account party under acceptance or similar facilities, (g) [reserved], (h) all payment Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt of such Person, (j) all non-contingent payment Obligations of such Person in respect of letters of credit and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided that, if such Person has not assumed or otherwise become liable in respect of such Debt or other payment Obligations, such indebtedness or payment Obligations shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that, in the reasonable determination of the Administrative Agent, (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or Uncommitted Swingline Loans or (iii) pay over to any Borrower any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Parent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Swingline Loans and Uncommitted Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Parent’s receipt of such certification in form and substance satisfactory to the Parent and the Administrative Agent, (d) has become, or the Lender Parent has become, the subject of a Bankruptcy Event, or (e) has become, or whose Lender Parent has become, the subject of a Bail-In Action.

“Deficiency” means a Customer Loan Deficiency or a Firm Loan Deficiency.

“Deficiency Notice” has the meaning assigned to such term in Section 2.12(a).

“dollars” or “$” refers to lawful money of the United States of America.

“DTC” means The Depository Trust Company, a New York limited purpose trust company and a registered “clearing agency” under Section 17A of the Securities Exchange Act of 1934, as amended, its nominee and their respective successors.

“DTC Instruction” has the meaning assigned to such term in Section 2.03(b).

“EEA Financial Institution” means (a) any credit institution or investment fund established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assets” means, at any time, securities, of the types listed on Schedule 1.01 and subject to the limitations provided therein.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or any binding judicial or agency interpretation, policy or guidance having the force or effect of law and relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of harmful or deleterious substances.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that is a member of the controlled group of the Parent, or under common control with the Parent, within the meaning of Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of

Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a multiple employer plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Base Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Base Rate shall be the Interpolated Rate; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Base Rate be less than 0% per annum.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Event of Default” has the meaning assigned to such term in Article VI.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to any such Recipient: (a) Taxes imposed on (or measured by) net income or franchise Taxes by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized, in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any branch profits Taxes or any similar Taxes imposed by any jurisdiction (or any political subdivision thereof) in which the Recipient is located or that are Other Connection Taxes, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by any Borrower under Section 2.20(b)), any U.S. federal withholding Taxes resulting from any requirement of law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Taxes pursuant to Section 2.18, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and Section 2.18(e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in Section 4.01(h).

“Facility Fee” means the facility fee payable pursuant to Section 2.13(a) at the applicable Facility Fee Rate.

“Facility Fee Rate” means, with respect to either Borrower, the applicable facility fee rate per annum set forth in the definition of “Applicable Rate” with respect to such Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“FDIC” means the Federal Deposit Insurance Corporation or any successor entity.

“Federal Funds Effective Rate” means, for any day, the rate (rounded upwards, if necessary to the next 1/100 of 1%) calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Funds Rate” means the greatest of (a) the Federal Funds Effective Rate, (b) the Overnight Bank Funding Rate and (c) the one-month Eurodollar Rate that would be calculated as of such day for an Interest Period commencing two Business Days later (or, if such day is not a Business Day, as of the next preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “Federal Funds Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (including, without limitation, because the Screen Rate is not available or published on a current basis), for  a one-month Interest Period, then the Eurodollar Rate

(referenced to in clause (c) above) shall equal the rate determined under clause (a) above plus 0.10%; provided, further, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Federal Funds Rate be less than 0% per annum.

“Federal Funds Rate Borrowing” means a Borrowing comprised of Federal Funds Rate Loans.

“Federal Funds Rate Loans” means Loans the rate of interest applicable to which is based upon the Federal Funds Rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Borrower.

“FINRA” means the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“Firm Asset” means any asset that has been designated as a “Firm Pledged Eligible Asset” by DTC (pursuant to the direction of EDJ).

“Firm Loan” means, at any date, any Loan which has been designated by EDJ in writing pursuant to Section 2.03 or Section 2.05(b), as the case may be, as a “Firm Loan”. Notwithstanding anything herein to the contrary, a Loan may not be designated  as a Firm Loan to the extent that such designation would cause EDJ to violate any law, rule or regulation applicable to it.

“Firm Loan Date” means, with respect to each Participant Account relating to Firm Pledged Eligible Assets, the “Loan Date” established with the DTC for such Participant Account.

“Firm Loan Deficiency” has the meaning assigned to such term in Section 2.12(a).

“Firm Pledged Eligible Asset” means any Firm Asset of the types listed on Schedule 1.01 under “Firm Pledged Securities Only” that is an Eligible Asset and that has been pledged by EDJ to the Administrative Agent for the benefit of the Lenders to secure the obligations of EDJ in respect of a Firm Loan or other Secured Loan pursuant to the terms of the Security Agreement and designated by DTC (pursuant to the direction of EDJ) as a Firm Pledged Eligible Asset.

“Firm Secured Loans” means all Secured Loans that are Firm Loans.

“Fiscal Year” means, with respect to any Borrower, a fiscal year of such Borrower and its Consolidated Subsidiaries ending on the last day of December in any calendar year.

“FOCUS-II Report” means the Financial and Operational Combined Uniform Single Report on Form X-17A-5 Part II.

“FOCUS-III Report” means the Financial and Operational Combined Uniform Single Report on Form X-17A-5 Part III.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Body” means the managing partner or, if applicable at any time, the executive committee, board of directors, board of governors, managing director or directors, or other body or Person in a similar capacity having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, limited liability company, limited partnership or limited liability limited partnership.

“Governmental Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organization, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including any supra-national bodies such as the European Union or the European Central Bank) and any self‑regulatory organization as defined in Section 3(a)(26) of the Securities Exchange Act.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any payment Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the payment Obligation of a primary obligor in respect of such Debt, (b) [reserved] or (c) any payment Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Hazardous Materials” means (a) petroleum or petroleum products, by‑products or breakdown products, radioactive materials, asbestos‑containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Impacted Interest Period” has the meaning specified in the definition of Eurodollar Base Rate.

“Increased Amount Date” has the meaning specified in Section 2.22(a).

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $250,000,000 over (b) the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 2.22 (provided that in connection with any such increase, the Parent Sublimit shall be increased proportionately).

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Lenders.

“Incremental Commitment” means any increased or incremental Commitment provided pursuant to Section 2.22.

“Incremental Lender” means a Lender with a Commitment or an outstanding Revolving Loan as a result of an Incremental Commitment.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Borrower under any Credit Document and (b) Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(a).

“Information Memorandum” means the Confidential Information Memorandum dated June 28, 2018 relating to the Borrowers and the Transactions.

“Interest Election Request” means a request by any Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Federal Funds Rate Loan (other than a Swingline Loan or an Uncommitted Swingline Loan), the last day of each calendar month, (b) with respect to any ABR Loan (other than a Swingline Loan or an Uncommitted Swingline Loan), the last day of each of March, June, September and December, (c) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (d) with respect to any Swingline Loan (other than an Intraday Swingline Loan) or any Uncommitted Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided, that

(i)

if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and

(ii)

any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available for dollars) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for dollars) that exceeds the Impacted Interest Period, in each case, at such time.  When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for dollars determined by the Administrative Agent from such service as the Administrative Agent may select. Notwithstanding the foregoing, in no event shall the Interpolated Rate be less than zero.

“Intraday Swingline Loans” has the meaning assigned to such term in Section 2.05(d).

“IRS” means the United States Internal Revenue Service.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“Investments” has the meaning assigned to such term in Section 5.03(g).

“Lead Arrangers” means JPMorgan Chase Bank, N.A., Fifth Third Bank and Wells Fargo Securities, LLC.

“Lender Parent” means, with respect to any Lender, any Person of which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Uncommitted Swingline Lenders.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Total Capitalization on such date.

“Lien” means any lien, security interest or other charge of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Date” means, collectively, the Customer Loan Date and/or the Firm Loan Date.

“Loan Value” means, as to any Pledged Eligible Asset at any time, the product of (i) the Market Value of such Pledged Eligible Asset as most recently determined by the Administrative Agent (which determination shall be conclusive absent manifest error) and (ii) the relevant advance rate set forth in Schedule 1.01 and subject to the limitations provided therein; provided that, the Pledged Eligible Assets shall be included in the calculation of Loan Value only to the extent that the Administrative Agent (for the benefit of the Lenders) has a valid and enforceable first priority perfected Lien and security interest (subject to any Liens permitted herein) on such Pledged Eligible Assets.

“Loans” means the loans made by the Lenders to each Borrower pursuant to this Agreement.

“LP Offerings” means an issuance of limited partnership interests in Parent.

“Market Value” means, with respect to any Pledged Eligible Asset, the market value thereof as reasonably determined by the Administrative Agent (which determination shall be conclusive absent manifest error) based on pricing information with respect to such Pledged Eligible Assets, as applicable, reasonably available to the Administrative Agent for use in such determination from Interactive Data Services Inc. or one or more other pricing services selected by the Administrative Agent in its reasonable discretion (which pricing services must be reasonable and customary for transactions of the type contemplated hereby).  For the avoidance of doubt, Market Value is calculated by multiplying the price as determined above for each such Pledged Eligible Asset times the quantity thereof.

“Material Adverse Effect” means, with respect to any Borrower, a material adverse effect on (a) the business, financial condition or results of operations of such Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents, taken as a whole or (c) the ability of such Borrower to perform its payment obligations under the Credit Documents.

“Maturity Date” means September 21, 2023.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Measurement Period” means, except as otherwise expressly provided herein, each period of four consecutive fiscal quarters of the applicable Borrower.

“Minimum TNW” means, at any time, $1,344,410,250.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Indebtedness” means Debt incurred by any Borrower or any of their Subsidiaries to finance or refinance the purchase or improvement of certain real property of such Borrower or Subsidiary.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.20(b).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means the collective reference to any promissory note evidencing Loans.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of each Borrower under the Credit Documents includes the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Borrower under any Credit Document.

“Ordinary Course Operating Debt” means (i) Debt incurred for operational liquidity needs pursuant to lines of credit and other liabilities payable to brokers, dealers, clearing organizations, clients and correspondents, and liabilities in respect of securities sold but not yet purchased and Debt of EDJ, in each case incurred in the ordinary course of the “broker-dealer” business of the Broker-Dealer Subsidiaries, including Debt incurred in the ordinary course of business to finance or secure the purchase or carrying of securities, the provision of margin for forward, futures, repurchase or similar transactions, the making of advances to customers, the establishment of performance or surety bonds or guarantees, or in the nature of a letter of credit or letter of guaranty to support or secure trading and other obligations incurred in the ordinary course of business, (ii) accounts payable and accrued liabilities in the ordinary course of business of EDJ and its Subsidiaries, (iii) notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit, (iv) all obligations of EDJ and its Subsidiaries of the character referred to in this definition to the extent owing to EDJ or any of its Subsidiaries and (v) Guaranteed Debt of EDJ arising in the ordinary course of business pursuant to contract or applicable law, rule or regulation with respect to the Obligations of other members of securities and commodities clearinghouses and exchanges.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust, limited liability company, limited partnership or limited liability limited partnership is organized.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.20).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Swingline Loans” means any Swingline Loans that are not Intraday Swingline Loans.

“Parent”  has the meaning assigned to such term in the preamble to this Agreement.

“Parent Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Swingline Exposure and Uncommitted Swingline Exposure, in each case, made to the Parent, at such time.

“Parent Sublimit” means $200,000,000. For the avoidance of doubt, the Parent Sublimit is part of, and not in addition to, the Commitments.

“Participant” has the meaning set forth in Section 9.04(b)(vi).

“Participant Account” has the meaning set forth in the Security Agreement.

“Participant Register” has the meaning set forth in Section 9.04(b)(vi).

“Partnership Capital” means, with respect to any Person which is a partnership, such Person’s partnership capital subject to mandatory redemption, net of reserves for anticipated withdrawals and partnership loans, as determined in accordance with GAAP.

“Patriot Act” has the meaning set forth in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(a)Liens for unpaid utilities and for taxes, assessments and governmental charges or levies to the extent not yet due or otherwise not required to be paid under Section 5.01(c);

(b)Liens imposed by law, such as landlords’, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently prosecuted;

(c)pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance or other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations;

(d)deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)Liens securing judgments for the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments;

(f)easements, rights of way, covenants, zoning, use restrictions and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(g)any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the business of any Borrower or any of its Subsidiaries;

(h)banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions in the ordinary course of business;

(i)Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into in the ordinary course of business;

(j)Liens created by or resulting from any litigation or legal proceedings which are being contested in good faith by the Parent or which involve claims against the Parent that would not otherwise result in an Event of Default;

(k)deposits to secure (or in lieu of) any surety, stay, appeal or customs bonds;

(l)Liens incurred in the ordinary course of the settlement of securities transactions;

(m)Liens securing obligations (other than obligations representing Debt for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of any Borrower or any of its Subsidiaries; and

(n)any Liens arising in connection with any Chapter 100 Transaction.

“Permitted Liens” has the meaning set forth in the Security Agreement.

“Permitted Restricted Payments” has the meaning assigned to such term in Section 5.03(f)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, limited liability limited partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledged Eligible Asset” means any Eligible Asset that has been pledged by EDJ to the Administrative Agent for the benefit of the Lenders to secure obligations of EDJ pursuant to the terms of the Security Agreement and designated by EDJ as either a Customer Pledged Eligible Asset or a Firm Pledged Eligible Asset.

“Pledgee Account” has the meaning set forth in the Security Agreement.

“Prime Rate” has the meaning set forth in the definition of “ABR” herein.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulatory Net Capital” of any Person means the amount of net capital held by such Person as a broker-dealer under Section 15(c)(3) of the Securities Exchange Act and regulations promulgated thereunder (or under comparable statutes and regulations of the applicable jurisdiction).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective controlling persons, directors, officers, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Repurchase Obligation” means any obligation of a Borrower set forth in its Organizational Documents to repurchase general partner, limited partner and subordinated limited partner interests in the ordinary course of its business.

“Required Lenders” means, at any time, the holders of more than 50% of the Commitments then in effect or, if the Commitments have been terminated, the Revolving Extensions of Credit then outstanding, subject to Section 2.21.

“Restricted Payments” has the meaning assigned to such term in Section 5.03(f).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Swingline Exposure and Uncommitted Swingline Exposure at such time.

“Revolving Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding and (c) such Lender’s Applicable Percentage of the aggregate principal amount of Uncommitted Swingline Loans then outstanding.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Borrowing” means a Borrowing comprised of Secured Loans.

“Secured Loans” means Loans that are secured by Collateral in favor of the Secured Parties.

“Secured Party” has the meaning assigned to such term in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Security Agreement” means the Security Agreement dated as of the date hereof among EDJ and the Administrative Agent, for the benefit of the Lenders, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” means the collective reference to the Security Agreement and any other security agreement, document and instruments from time to time executed and delivered to the Administrative Agent, pursuant to the terms of the Credit Documents.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could reasonably have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person, means that as of the date of determination both (i)(a) the then fair value of the property of such Person as a going concern is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives, ordinary operating income and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would be required to be included as a liability in respect of such contingent obligations on a consolidated balance sheet of such Person and its subsidiaries as determined in accordance with GAAP.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentage shall include those imposed pursuant to Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, limited partnership, limited liability limited partnership, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, limited liability company, limited partnership or limited liability limited partnership or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supermajority Lenders” means, at any time, Lenders holding more than 75% of the Commitments then in effect or, if the Commitments have been terminated, the aggregate Revolving Extensions of Credit then outstanding, subject to Section 2.21.

“Surviving Debt” means Debt of any Subsidiary of any Borrower, other than Debt of the type permitted under Section 5.03(b)(x), outstanding on the Effective Date.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means each of JPMorgan Chase Bank, N.A., Fifth Third Bank and Wells Fargo Bank, National Association, each in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Target” has the meaning set forth in Section 5.03(g).

“Tax Distributions” has the meaning assigned to such term in Section 5.03(f)(i)(A).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means as of any date, the sum of (a) JFC’s Partnership Capital and (b) without duplication, Consolidated Total Debt.

“Transactions” means the execution, delivery and performance by each Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate, the ABR or the Federal Funds Rate.

“Uncommitted Swingline Exposure” means, at any time, the aggregate principal amount of all Uncommitted Swingline Loans outstanding at such time.  The Uncommitted Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Uncommitted Swingline Exposure at such time.

“Uncommitted Swingline Lender” means any Lender that has made an Uncommitted Swingline Loan which remains outstanding, in its capacity as a lender of Uncommitted Swingline Loans hereunder.

“Uncommitted Swingline Loan” means a Loan made pursuant to Section 2.06.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unsecured Borrowing” means a Borrowing comprised of Unsecured Loans.

“Unsecured Loans” means Loans that are not Secured Loans.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” shall have the meaning set forth in Section 2.18(f)(ii)(D).

“Withholding Agent” means each Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02Classification of Loans and Borrowings

.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., a “Eurodollar Loan”) or by Security (e.g., a “Secured Loan”) or by Class, Type and Security (e.g., a “Eurodollar Secured Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”), by Type (e.g., a “Eurodollar Borrowing”) or by Security (e.g., a “Secured Borrowing”) or by Class, Type and Security (e.g., a “Eurodollar Secured Revolving Borrowing”).

Section 1.03Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words

“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04Accounting Terms; GAAP

.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if any Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof, as it relates to such Borrower, to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof, as it relates to such Borrower, for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision, as it relates to such Borrower, shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios shall be made without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.  Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Debt or other liabilities of any Borrower or any of its Subsidiaries at “fair value” as defined therein.

Section 1.05Pro Forma Calculations

.  All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Debt, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.

Section 1.06Statement or Certificate by any Officer

.  Any reference in this Agreement to a statement of or made by any officer of any Borrower or a certificate from any officer of any Borrower shall mean a statement or certificate made or executed by such officer solely in such Person’s capacity as an officer thereof and not in any individual or personal capacity of any kind.

ARTICLE II
The Credits

Section 2.01Commitments

.  (a)  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to each Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of the proceeds of such Borrowing pursuant to Section 2.10) in (i) such Lender’s Applicable Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments, (iii) the sum of the total Parent Revolving Credit Exposures exceeding the Parent Sublimit, (iv) in the case of any Customer Secured Loan, the aggregate unpaid principal amount of all Customer Secured Loans, including such Customer Secured Loan, exceeding the aggregate Loan Value of the Customer Pledged Eligible Assets that have been pledged to secure all such Revolving Loans or (v) in the case of any Firm Secured Loan, the aggregate unpaid principal amount of all Firm Secured Loans, including such Firm Secured Loan, exceeding the aggregate Loan Value of the Firm Pledged Eligible Assets that have been pledged to secure all such Revolving Loans.  Revolving Loans made to JFC shall be Unsecured Loans.  Revolving Loans made to EDJ may be Secured Loans or Unsecured Loans, at EDJ’s election in accordance with Section 2.02(b) below, and may be redesignated as a Secured Loan or an Unsecured Loan, as the case may be, in accordance with Section 6 of the Security Agreement and Section 2.12 hereof. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.

(b)Each Borrower shall be liable on a several, but not joint, basis for its Borrowings hereunder and neither Borrower shall guarantee the Borrowings of the other Borrower hereunder.

Section 2.02Loans and Borrowings

.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Each Secured Loan made to EDJ shall be either a Customer Loan or a Firm Loan, as designated by EDJ pursuant to Section 2.03 hereof.  For the avoidance of doubt, Firm Loans may only be secured by Firm Assets.  Subject to Section 2.15, each Revolving Borrowing (i) made to EDJ shall be comprised entirely of Federal Funds Rate Loans or Eurodollar Loans and (ii) made to JFC shall be comprised entirely of ABR Loans or Eurodollar Loans, in each case as the applicable Borrower may request in accordance herewith.  Each Swingline Loan (other than an Intraday Swingline Loan) and each Uncommitted Swingline Loan shall be (1) if made to EDJ, a Federal Funds Rate Loan and (2) if made to JFC, an ABR Loan.

Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  At the time that each Federal Funds Rate Revolving Borrowing or ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that a Federal Funds Rate Revolving Borrowing or ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Each Swingline Loan and each Uncommitted Swingline Loan shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Loans of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Revolving Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03Requests for Revolving Borrowings

.  (a)  To request a Revolving Borrowing, the applicable Borrower shall submit an irrevocable Borrowing Request in the form attached hereto as Exhibit D or any other form approved by the Administrative Agent by telecopy or electronic mail to the address specified in Section 9.01(a)(ii) (i) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Federal Funds Rate Borrowing or an ABR Borrowing, not later than 3:00 p.m., New York City time, on the date of the proposed Borrowing.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:  (1) the amount and Type of Revolving Loans to be borrowed, (2) the date of such Borrowing, which shall be a Business Day, (3) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, (4) the location and number of the applicable Borrower’s account to which funds are to be disbursed which shall comply with the requirements of Section 2.07, (5) in the case of a Borrowing Request delivered by EDJ, whether such Revolving Loan will be a Secured Loan or an Unsecured Loan, (6) in the case of a Borrowing by EDJ of a Secured Loan, whether such Secured Loan is designated as a Customer Revolving Loan or a Firm Revolving Loan, (7) in the case of a Borrowing by EDJ of a Secured Loan, whether the Eligible Assets pledged are designated as Customer Pledged Eligible Assets or designated as Firm Pledged Eligible Assets and (8) in the case of a Borrowing by EDJ of a Secured Loan, the Loan Date.

If no designation as to the type of Pledged Eligible Asset is specified in a Borrowing Request, then the requested Revolving Borrowing shall be deemed to be a request for an Unsecured Loan.  If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (i) a Federal Funds Rate Borrowing, in the case of a Revolving Borrowing requested by EDJ and (ii) an ABR Borrowing, in the case of a Revolving Borrowing requested by JFC. If no Interest Period is specified with respect to any requested Eurodollar Revolving

Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b)In connection with each Secured Borrowing, and in any event prior to 3:00 p.m., New York City time, on the requested date of such Secured Borrowing, EDJ shall also instruct DTC (the “DTC Instruction”) to send Pledged Eligible Assets that will secure such requested Secured Borrowing to the Pledgee Account.  EDJ shall give notification, by telephone, to the Administrative Agent that the DTC Instruction has been delivered to the DTC.  Upon DTC’s acting upon the DTC Instruction, the Administrative Agent shall calculate the Loan Value of the Eligible Assets identified therein and promptly notify EDJ if the requirements of Section 2.01(a)(iv) or (v), as applicable, are not satisfied.

(c)Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall not transfer the proceeds of any Customer Loans or Firm Loans to EDJ as set forth above prior to the related pledge of Eligible Assets being confirmed.

Section 2.04[Reserved].

Section 2.05Swingline Loans

.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lenders severally agree to make Swingline Loans to any Borrower from time to time during the Availability Period,  in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by any such Swingline Lender exceeding the aggregate amount of such Swingline Lenders’ total Commitments (in its capacity as a Lender), (ii) the Applicable Revolving Credit Exposure of any Swingline Lender (in its capacity as Lender) exceeding such Lender’s Commitment, (iii) the sum of the total Revolving Credit Exposures exceeding the total Commitments, (iv) the sum of the total Parent Revolving Credit Exposures exceeding the Parent Sublimit (v) in the case of any Secured Swingline Loan that is a Customer Loan, the aggregate unpaid principal amount of such Secured Swingline Loan exceeding the aggregate Loan Value of the corresponding Customer Pledged Eligible Assets that have been pledged to secure such Swingline Loan or (vi) in the case of any Secured Swingline Loan that is a Firm Loan, the aggregate unpaid principal amount of such Secured Swingline Loan exceeding the aggregate Loan Value of the corresponding Firm Pledged Eligible Assets that have been pledged to secure such Swingline Loan; provided that the Swingline Lenders shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Swingline Loans made to JFC shall be Unsecured Loans.  Swingline Loans made to EDJ may be Secured Loans or Unsecured Loans, at EDJ’s election in accordance with clause (b) below, and may be redesignated as a Secured Loan or an Unsecured Loan, as the case may be, in accordance with Section 6 of the Security Agreement and Section 2.12 hereof.  Each Secured Swingline Loan made to EDJ shall be either a Customer Loan or a Firm Loan, as designated by EDJ pursuant to clause (b) below.  For the avoidance of doubt, Firm Loans may only be secured by Firm Assets.  Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Swingline Loans.

(b)To request Swingline Loans, the applicable Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail, not earlier than 9:00 a.m., New York City time, and not later than 4:00 p.m., New York City time, on the day of the proposed Swingline Loans.  Each such notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) amount of the requested Swingline Loan, (iii) in the case of Swingline Loans requested by EDJ, whether such Swingline Loan will be an Unsecured Swingline Loan or a Secured Swingline Loan, (iv) if a Secured Swingline Loan is requested, whether such Secured Swingline Loan is designated as a Customer Loan or a Firm Loan, (v) if a Secured Swingline Loan is requested, whether the Eligible Assets pledged are designated as Customer Pledged Eligible Assets or Firm Pledged Eligible Assets, (vi) in the case of a Borrowing Request for a Swingline Loan by EDJ, whether such Swingline Loan is an Intraday Swingline Loan or an Overnight Swingline Loan and (vii) in the case of a Borrowing by EDJ of a Secured Swingline Loan, the Loan Date.  In connection with any request by EDJ for a Secured Swingline Loan, EDJ shall deliver a DTC Instruction to DTC directing DTC to send the Eligible Assets that will be pledged under the Security Agreement in connection with such Secured Swingline Borrowing to the Pledgee Account.  The Administrative Agent will promptly advise each Swingline Lender of any such notice received from the applicable Borrower.  Each Swingline Lender shall fund its ratable portion of the requested Swingline Loans (such ratable portion to be calculated based upon the amounts of the Swingline Lenders’ respective Commitments) by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Swingline Lenders by 5:00 p.m., New York City time, on the requested date of such Swingline Loan; provided that if the applicable Borrower notifies the Administrative Agent of such request between 9:00 a.m., New York City time, and 4:00 p.m., New York City time, on any applicable Business Day, each Swingline Lender will use commercially reasonable efforts to fund its ratable portion of the requested Swingline Loan in the manner described above within one hour of such notice. The Administrative Agent will make such Swingline Loans (or, in the case of a Secured Swingline Borrowing, the portion thereof which is covered by the Loan Value of the Pledged Eligible Assets delivered to secure such Borrowing, as calculated by the Administrative Agent pursuant to Section 2.12) available to the applicable Borrower by promptly (and, subject to the previous parenthetical, in any event, with respect to (x) any Swingline Loans made by the Administrative Agent, in its capacity as Swingline Lender and (y) the proceeds of any Swingline Loans delivered by any other Swingline Lender to the Administrative Agent hereunder by 5:00 p.m., New York City time, on such date, on the date of such proposed Borrowing set forth in the Borrowing Request with respect thereto) crediting the amounts so received, in like funds, to an account of the applicable Borrower designated by the applicable Borrower in the applicable Borrower’s request.  Upon DTC’s acting upon the DTC Instruction, the Administrative Agent shall calculate the Loan Value of the Pledged Eligible Assets (which calculation shall be conclusive absent manifest error) and promptly notify EDJ and each Swingline Lender if the requirements of Section 2.05(a)(v) or (vi), as applicable, are not satisfied.

(c)Each Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable

Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lenders, such Lender’s Applicable Percentage of such Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lenders, ratably as among them, the amounts so received by it from the Lenders.  Any amounts received by the Administrative Agent from the applicable Borrower (or other party on behalf of such Borrower) in respect of Swingline Loans after receipt by the Swingline Lenders of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lenders or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to such Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

(d)EDJ may, at its option, elect to repay any such Swingline Loans on the date of borrowing thereof upon notice to the Administrative Agent at the time of borrowing, either with cash on hand or with proceeds of Revolving Borrowings made on the same day (any such Swingline Loans, the “Intraday Swingline Loans”).

Section 2.06Uncommitted Swingline Loans

.  (a)  Subject to the terms and conditions set forth herein, Lenders are permitted, but are under no obligation, to make Uncommitted Swingline Loans to each Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the sum of the total Revolving Credit Exposures exceeding the total Commitments, (ii) the sum of the total Parent Revolving Credit Exposures exceeding the Parent Sublimit, (iii) in the case of any Secured Uncommitted Swingline Loan that is a Customer Loan, the aggregate unpaid principal amount of such Secured Uncommitted Swingline Loan exceeding the aggregate Loan Value of the corresponding Customer Pledged Eligible Assets that have been pledged to secure such Uncommitted Swingline Loan or (iv) in the case of any Secured Uncommitted Swingline Loan that is a Firm Loan, the aggregate unpaid principal amount of such Secured Uncommitted Swingline Loan exceeding the aggregate Loan Value of the corresponding Firm Pledged Eligible Assets that have been pledged to secure such Uncommitted Swingline Loan.  Uncommitted Swingline Loans made to JFC shall be Unsecured Loans.  Uncommitted Swingline Loans made to EDJ may be Secured Loans or Unsecured Loans, at EDJ’s election in accordance with clause (b) below, and may be redesignated as a Secured Loan or an Unsecured Loan, as the case may be, in accordance with Section 6 of the Security Agreement and Section 2.12 hereof.  Each Secured Uncommitted Swingline Loan made to EDJ shall be either a Customer Loan or a Firm Loan, as designated by EDJ pursuant to clause (b) below.  For the avoidance of doubt, Firm Loans may only be secured by Firm Assets.  Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Uncommitted Swingline Loans.

(b)To request Uncommitted Swingline Loans from any Lender, the applicable Borrower shall notify the Administrative Agent and the applicable Lender of such request by telecopy or electronic mail, not earlier than 9:00 a.m., New York City time, and not later than 4:00 p.m., New York City time (or such later time as is agreed upon by the Administrative Agent and the Uncommitted Swingline Lender) on the day of the proposed Uncommitted Swingline Loans.  Each such notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Uncommitted Swingline Loan, (iii) in the case of Uncommitted Swingline Loans requested by EDJ, whether such Uncommitted Swingline Loan will be an Unsecured Uncommitted Swingline Loan or a Secured Uncommitted Swingline Loan, (iv) if a Secured Uncommitted Swingline Loan is requested, whether such Secured Uncommitted Swingline Loan is designated as a  Customer Loan or a Firm Loan, (v) if a Secured Uncommitted Swingline Loan is requested, whether the Eligible Assets pledged are designated as Customer Pledged Eligible Assets or Firm Pledged Eligible Assets, (vi) in the case of a Borrowing Request for a Swingline Loan by EDJ, whether such Uncommitted Swingline Loan is an Intraday Swingline Loan or an Overnight Swingline Loan and (vii) in the case of a Borrowing by EDJ of a Secured Uncommitted Swingline Loan, the Loan Date.  In connection with any request by EDJ for a Secured Uncommitted Swingline Loan, EDJ shall deliver a DTC Instruction to DTC directing DTC to send the Eligible Assets that will be pledged under the Security Agreement in connection with such Secured Uncommitted Swingline Borrowing to the Pledgee Account.  Such Lender shall fund the requested Uncommitted Swingline Loan by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Uncommitted Swingline Lenders by 5:00 p.m., New York City time, on the requested date of such Uncommitted Swingline Loan.  The Administrative Agent will thereafter promptly advise each Lender thereof.  The Administrative Agent will make such Uncommitted Swingline Loan (or, in the case of a Secured Uncommitted Swingline Borrowing, the portion thereof which is covered by the Loan Value of the Pledged Eligible Assets delivered to secure such Borrowing, as calculated by the Administrative Agent pursuant to Section 2.12) available to the applicable Borrower by promptly (and in any event, subject to the previous parenthetical, with respect to (x) any Uncommitted Swingline Loans made by the Administrative Agent, in its capacity as an Uncommitted Swingline Lender and (y) the proceeds of any Uncommitted Swingline Loans delivered by any other Uncommitted Swingline Lender to the Administrative Agent hereunder by 5:00 p.m., New York City time, on such date, on the date of such proposed Borrowing set forth in the Borrowing Request with respect thereto) crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrower’s request.  Upon DTC’s acting upon the DTC Instruction, the Administrative Agent shall calculate the Loan Value of the Pledged Eligible Assets (which calculation shall be conclusive absent manifest error) and promptly notify EDJ and the applicable Lender if the requirements of Section 2.06(a)(iii) or (iv), as applicable, are not satisfied.

(c)Each Uncommitted Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Uncommitted Swingline Loans outstanding.  Such notice shall specify the aggregate amount of

Uncommitted Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Uncommitted Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Uncommitted Swingline Lender, such Lender’s Applicable Percentage of such Uncommitted Swingline Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Uncommitted Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Uncommitted Swingline Lender the amounts so received by it from the Lenders.  Any amounts received by the Administrative Agent from the applicable Borrower (or other party on behalf of such Borrower) in respect of Uncommitted Swingline Loans after receipt by the Uncommitted Swingline Lenders of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Uncommitted Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Uncommitted Swingline Lenders or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to such Borrower for any reason.  The purchase of participations in an Uncommitted Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

(d)Any Uncommitted Swingline Loans will reduce the amount of the Revolving Borrowings available during such time such Uncommitted Swingline Loans are outstanding on a dollar-for-dollar basis.  For the avoidance of doubt, the Commitments of the applicable Uncommitted Swingline Lenders will not be reduced as a result thereof.

Section 2.07Funding of Loans

.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, or, if later in the case of a Federal Funds Rate Borrowing or an ABR Borrowing, 60 minutes after the Administrative Agent advises such Lender pursuant to the last sentence of Section 2.03(a) of the details of a Borrowing Request made by the applicable Borrower, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans and Uncommitted Swingline Loans shall be made as provided in Section 2.05 and Section 2.06, respectively.  The Administrative Agent will, subject to the proviso set forth in Section 2.10(a), make such Loans available to the applicable Borrower (or, in the case of a Secured Borrowing, the portion thereof which is covered by the Loan Value of the Pledged Eligible Assets delivered to secure such Borrowing, as calculated by the Administrative Agent pursuant to Section 2.12) by promptly (and not later than the close of business on the same Business Day) crediting the amounts so received, in like funds (for the avoidance of doubt, the Administrative Agent shall not be required to fund on behalf of any other Lender if such Lender does not fund in accordance with the times set forth herein), to an account of such Borrower maintained with the Administrative Agent in New York City or such other account of such Borrower designated by such Borrower in the applicable Borrowing Request.

(b)Unless the Administrative Agent shall have received notice from a Lender not later than one (1) Business Day prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to Federal Funds Rate Loans (in the case of a Borrowing made to EDJ) or ABR Loans (in the case of a Borrowing made to JFC), as the case may be.  If such Lender pays such amount to the Administrative Agent, then (x) such amount shall constitute such Lender’s Loan included in such Borrowing, and (y) if the applicable Borrower has also paid such amount, such amount (excluding, for the avoidance of doubt, any interest paid pursuant to clause (ii) above) shall be promptly (and in any event within one (1) Business Day) refunded to the applicable Borrower.  Nothing in this Section 2.07(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08Interest Elections

.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans or Uncommitted Swingline Loans, which may not be converted or continued.

(b)To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be  a written Interest Election Request in the form attached as Exhibit E hereto or another form approved by the Administrative Agent and signed by the applicable Borrower.

(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be a Federal Funds Rate Borrowing (in the case of a Borrowing made to EDJ), an ABR Borrowing (in the case of a Borrowing made to JFC) or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to, if the applicable Borrower is EDJ, a Federal Funds Rate Borrowing and, if the applicable Borrower is JFC, an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing corresponding to such Borrower may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to, if the applicable Borrower is EDJ, a Federal Funds Rate Borrowing and, if the applicable Borrower is JFC, an ABR Borrowing, in each case at the end of the Interest Period applicable thereto.

Section 2.09Termination and Reduction of Commitments

.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount equal to $1,000,000, or a whole multiple thereof, (ii) the Parent Sublimit shall be reduced proportionally with the overall reduction in Commitments and (iii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (x) the sum of the Revolving Credit Exposures would exceed the total Commitments, (y) the sum of the total Parent Revolving Credit Exposures would exceed the Parent Sublimit or (z) any Lender’s Applicable Revolving Credit Exposure would exceed such Lender’s Commitment.

(c)The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other indebtedness or any other specified event, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10Repayment of Loans; Evidence of Debt

.  (a)  Each Borrower hereby unconditionally severally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of its Revolving Loans on the Maturity Date, (ii) to the Swingline Lenders, the then unpaid principal amount of the Swingline Loans on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loans are made and (iii) to the Uncommitted Swingline Lenders, the then unpaid principal amount of the Uncommitted Swingline Loans on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loans are made; provided that on each date that a Revolving Borrowing is made, the applicable Borrower shall use the proceeds of such Revolving Borrowing to first repay any Swingline Loans and Uncommitted Swingline Loans made to such Borrower that are then outstanding.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made to each Borrower hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay its applicable Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached as Exhibit F hereto or in another form approved by the Administrative Agent.

Section 2.11Voluntary Prepayment of Loans

.  (a)  Each Borrower shall have the right at any time and from time to time up to 3:00 p.m., New York City time on any Business Day to prepay without penalty or premium of any kind any of the Loans made to it in whole or in part, subject to Section 2.17 and to prior notice in accordance with paragraph (b) of this Section; provided that interest will accrue on such amount being prepaid until the next business day if such payment is received after 3:00 p.m., New York City time.

(b)The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by electronic communication or facsimile) of any prepayment hereunder not later than (i) 12:00 noon, New York City time, one Business Day prior to the date of prepayment, in the case of prepayments of ABR Loans or Federal Funds Rate Loans and (ii) 12:00 noon, New York City time, three Business Days prior to the date of prepayment, in the case of prepayments of Eurodollar Loans.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

Section 2.12Calculation of Loan Value; Mandatory Prepayments

. (a)  On each Business Day on which (i) any Customer Secured Loans shall remain outstanding, the Administrative Agent shall calculate the Loan Value of the Pledged Eligible Assets securing all Customer Secured Loans and (ii) any Firm Secured Loans shall remain outstanding, the Administrative Agent shall calculate the Loan Value of the Pledged Eligible Assets securing all Firm Secured Loans (in each case, which calculation shall be made as of the close of business on the previous Business Day and shall be conclusive absent manifest error) and, in each case, shall promptly provide such calculation to the Borrower.  In the event that the Administrative Agent determines that (i) the aggregate principal amount of all Customer Loans outstanding on such Business Day exceeds the Loan Value of the Customer Pledged Eligible Assets securing all

Customer Loans (a “Customer Loan Deficiency”) or (ii) the aggregate principal amount of all Firm Loans outstanding on such Business Day exceeds the Loan Value of the Firm Pledged Eligible Assets securing all Firm Loans (a “Firm Loan Deficiency”), the Administrative Agent shall promptly notify EDJ of such Deficiency in writing (any such notice, a “Deficiency Notice”).  In the event of a Deficiency, EDJ shall (i) in the case of any Business Day on which EDJ receives the applicable Deficiency Notice at or prior to 10:00 a.m., New York City time, by 4:00 p.m. on such Business Day and (ii) in the case of any Business Day on which EDJ receives the applicable Deficiency Notice after 10:00 a.m., New York City time, by 12:00 p.m., New York City time, on the following Business Day, either (x) prepay one or more Customer Loans or Firm Loans, as applicable, in an amount at least equal to such Deficiency, (y) pledge additional Customer Pledged Eligible Assets or Firm Pledged Eligible Assets, as applicable, with a Loan Value at least equal to such Deficiency which pledge shall be accompanied by a written notification to Administrative Agent which shall designate such Pledged Eligible Assets as either Customer Pledged Eligible Assets or as Firm Pledged Eligible Assets and specify the Loan Date or (z) designate one or more Customer Loans or Firm Loans as an Unsecured Loan (or the portion thereof necessary to cure such Deficiency); provided that EDJ may only make such designation if  the conditions under Section 4.02 are satisfied at such time.  For the avoidance of doubt, a Deficiency on a Secured Loan shall not constitute a Default for purposes of Section 4.02 with respect to the designation of such Secured Loan as an Unsecured Loan.

(b)Any Pledged Eligible Asset securing a Secured Loan shall be released from the pledge thereof under the Security Agreement and transferred to EDJ pursuant to the terms of the Security Agreement promptly upon the request of EDJ (and in the event of a request made by EDJ prior to 3:00 p.m., New York City time by not later than the close of business on the same Business Day and in the event of a request made by EDJ on or after 3:00 p.m., New York City time by not later than 10:00 a.m. New York City time on the next following Business Day); provided that after giving effect to (x) any prepayment of such Secured Loan, (y) the receipt by the Administrative Agent of any additional Pledged Eligible Assets of substantially equivalent Market Value to secure such Secured Loan, if necessary, in accordance with the terms of clause (a) above and (z) any designation of all or a portion of such Secured Loan as an Unsecured Loan in accordance with the terms of clause (a) above, in each case, prior to such release, a Deficiency would not be in existence after giving effect to such release.

(c)Any prepayment made pursuant to this Section 2.12 shall be accompanied by a notice delivered to the Administrative Agent specifying the date and amount of such prepayment and the Secured Loan to which such prepayment applies (including whether such Loan is a Customer Loan or a Firm Loan).

Section 2.13Fees

.  (a)  JFC agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the Effective Date to but excluding the date on which the Commitments terminate (or, if later, the date on which all Revolving Credit Exposure of JFC has been repaid), computed at the Facility Fee Rate with respect to JFC on such Lender’s Applicable Percentage of the average daily amount of the Parent Sublimit (or, following termination of the Commitments, on the average daily amount of the Parent Revolving Credit Exposure of such Lender) during the period for which payment is made, payable in arrears on the last day of each March, June, September and December of each year and on the date of termination of the Commitments and, following termination of the

Commitments, on demand.  EDJ agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the Effective Date to but excluding the date on which the Commitments terminate (or, if later, the date on which all Revolving Credit Exposure of EDJ has been repaid), computed at the Facility Fee Rate with respect to EDJ on such Lender’s Applicable Percentage of (x) the average daily amount of the Commitments minus (y) the average daily amount of the Parent Sublimit (or, following termination of the Commitments, on the average daily amount of (x) the Revolving Credit Exposure of such Lender minus (y) the Parent Revolving Credit Exposure of such Lender) during the period for which payment is made, payable in arrears on the last day of each March, June, September and December of each year and on the date of termination of the Commitments and, following termination of the Commitments, on demand.  All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrowers and the Administrative Agent.

(c)EDJ agrees to pay to the Administrative Agent, for the account of each Swingline Lender, a fee in an amount equal to 0.50% per annum on the amount of any outstanding Intraday Swingline Loans made by such Lender, payable in arrears on the last Business Day of each fiscal quarter of EDJ.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.14Interest

.  (a)  (i) The Loans comprising each Federal Funds Rate Borrowing (including each Swingline Loan (other than an Intraday Swingline Loan) and each Uncommitted Swingline Loan) shall bear interest at the Federal Funds Rate plus the Applicable Rate and (ii) the Loans comprising each ABR Borrowing (including each Swingline Loan (other than an Intraday Swingline Loan) and each Uncommitted Swingline Loan) shall bear interest at ABR plus the Applicable Rate.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan (other than an Intraday Swingline Loan), 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any overdue Intraday Swingline Loan, 2% plus the rate applicable to Federal Funds Rate Loans that are Unsecured Loans as provided in paragraph (a)(i) of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to (x) in the case of amounts owing by EDJ, Federal Funds

Rate Loans that are Unsecured Loans as provided in paragraph (a)(i) of this Section and (y) in the case of amounts owing by JFC, ABR Loans as provided in paragraph (a)(ii) of this Section.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Federal Funds Rate Revolving Loan or ABR Loan, in each case, prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days (except that interest computed by reference to the ABR at times when ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Federal Funds Rate, ABR or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)For the avoidance of doubt, Intraday Swingline Loans shall not bear interest (but the fees described in Section 2.13(c) with respect thereto shall be subject to clause (c) above if not paid when due).

Section 2.15Alternate Rate of Interest

.  (a)  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (including because the Screen Rate is not available or published on a current basis); or

(ii)the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or electronic communication or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as (x) with respect to any requested Borrowing by JFC, an ABR Borrowing and (y) with respect to any requested Borrowing by EDJ, a Federal Funds Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.  The Administrative Agent shall not make a determination described in Section 2.15(a)(i), and no Lender shall advise the Administrative Agent as described in Section 2.15(a)(ii), unless the Administrative Agent or such Lender, as applicable, is then generally making similar determinations or delivering similar advice, in each case, under other credit facilities to which it is a party with borrowers that are similarly situated to and of similar creditworthiness to the Borrower

(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Screen Rate has made a public statement that the administrator of the Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Screen Rate), (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the applicable Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.15(b), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a Federal Funds Rate Borrowing, in the case of a Borrowing requested by EDJ, and as a ABR Borrowing, in the case of a Borrowing requested by JFC.

Section 2.16Increased Costs

.  (a)  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate);

(ii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such other Recipient of participating in or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will within ten (10) Business Days of written demand pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then such Lender shall promptly notify the applicable Borrower in writing thereof, and from time to time such Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding anything to the contrary provided in this Section 2.16, no lender shall be entitled to request any payment or amount under this Section 2.16 unless such Lender is generally demanding payment in a consistent manner under comparable provisions of its agreements with similarly situated borrowers of similar credit quality.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower, shall include reasonable details for calculation of such amount or amounts and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Failure or delay on the part of any Lender to notify the applicable Borrower or demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that such Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17Break Funding Payments

.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.20, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower, shall include reasonable details for calculation of such amount or amounts and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.18Taxes

.  (a)  Each payment by any Borrower under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by the applicable Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.18), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)Each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.18, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Each Borrower shall severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Credit Document related to such Borrower (including amounts paid or payable under this Section 2.18(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.18 shall be paid within twenty (20) days after the Recipient delivers to the applicable Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the applicable Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.18(e) shall be paid within twenty (20) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)(i)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A) through (ii)(F) and Section 2.18(f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Borrowers or the Administrative Agent (or as otherwise required by applicable law), any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)Without limiting the generality of the foregoing, any Lender with respect to the Borrowers shall, if it is legally eligible to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies reasonably requested by the Borrowers and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)in the case of a Non-U.S. Lender for whom payments under any Credit Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Credit Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable any Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.18(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 2.18, it shall remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) by the relevant Governmental Authority attributable thereto) to such Borrower, net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of such Recipient agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant Governmental Authority.  Nothing in this Section 2.18(g) shall interfere with the right of a Recipient to arrange its tax affairs in whatever manner it thinks fit nor oblige any Recipient to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or any other confidential information or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this Section 2.18(g) if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(h)Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, each Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i)For purposes of this Section 2.18, the term “applicable law” includes FATCA.

Section 2.19Payments Generally; Pro Rata Treatment; Sharing of Set-offs

.  (a)  Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.16, Section 2.17 or Section 2.18, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York (or any successor primary office), except that payments pursuant to Section 2.16, Section 2.17 or Section 2.18 and Section 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent from a Borrower to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Swingline Loans or Uncommitted Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Swingline Loans and Uncommitted Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Swingline Loans and Uncommitted Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Swingline Loans and Uncommitted Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any Loan or payment required to be made by it pursuant to Section 2.02, Section 2.05(c), Section 2.06(c), Section 2.07(b), Section 2.19(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.20Mitigation Obligations; Replacement of Lenders

.  (a)  If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (x) any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (y) in connection with any proposed amendment, waiver or consent to this Agreement or any other Credit Document requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”) or (z) any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender or Non-Consenting Lender, as applicable, and the Administrative Agent, require such Lender or such Non-Consenting Lender, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender or such Non-Consenting Lender, as applicable, shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans and Uncommitted Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the applicable Borrower and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.  In connection with any such assignment, such Lender being replaced pursuant to this Section 2.20(b) shall execute and deliver an Assignment and Assumption with respect to all its interests, rights and obligations under this Agreement and deliver any Notes evidencing its Loans to the Borrowers or Administrative Agent; provided that the failure of any such Lender to execute an Assignment and Assumption or to deliver such Notes shall not render such assignment and delegation invalid and such assignment shall be recorded in the Register and the promissory notes deemed cancelled upon such failure. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.21Defaulting Lenders

.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)[reserved];

(b)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each affected Lender;

(c)if any Swingline Exposure or Uncommitted Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the Swingline Exposure and Uncommitted Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitments but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Uncommitted Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one (1) Business Day following notice by the Administrative Agent prepay such Swingline Exposure and Uncommitted Swingline Exposure;

(d)so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and Swingline Exposure related to any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein); and

(e)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder or under the other Credit Documents; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Swingline Lender or Uncommitted Swingline Lender hereunder; third, as the applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the applicable Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy potential future obligations of such Defaulting Lender to fund Loans and other obligations under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Uncommitted Swingline Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Uncommitted Swingline Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) any Borrower makes a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, then such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.21(e).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) a Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan unless such Swingline Lender shall have entered into arrangements with the applicable Borrower or such Lender, satisfactory to such Swingline Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, the Swingline Lenders and the Uncommitted Swingline Lenders, if any, each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and the Uncommitted Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans and Uncommitted Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.  No adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender.

Section 2.22Incremental Commitments

.

(a)The Borrowers may, by written notice to the Administrative Agent from time to time, but in no event more than twice (provided that the Administrative Agent may, in its sole discretion, waive such restriction), request Incremental Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments, as the case may be, in their own discretion; provided, that (i) each Incremental Lender shall be subject to the approval of the Administrative Agent, each Swingline Lender (which approval shall not be unreasonably withheld or delayed) and each Borrower (which approval shall not be unreasonably withheld or delayed) unless such Incremental Lender is a Lender, and (ii) each Incremental Commitment shall be on the same terms as the existing Commitments and in all respects shall become a part of the Commitments hereunder on such terms; provided, that, with the consent of the Borrowers, the Applicable Rate applicable to the then existing Commitments shall automatically be increased (but in no event decreased) to the extent necessary to cause any Incremental Commitment to comply with this clause (ii).  Such notice shall set forth (1) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 (or such lesser amount as the Administrative Agent may agree) or equal to the remaining Incremental Amount), (2) the aggregate amount of Incremental Commitments, which shall not exceed the Incremental Amount, and (3) the date on which such Incremental Commitments are requested to become effective (the “Increased Amount Date”).

(b)The Borrowers and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement.  Each of the parties hereto hereby agrees that upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Commitments by the amount of the Incremental Commitments evidenced thereby.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.22 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of each of the Borrowers, and (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation to the extent reasonably required by the Administrative Agent, in each case consistent with those delivered on the Effective Date under Section 4.01 and such additional documents and filings as the Administrative Agent may reasonably require to assure that the Revolving Loans in respect of Incremental Commitments are secured by the Collateral ratably with all other Revolving Loans.

(d)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure all Revolving Loans in respect of Incremental Commitments, when originally made, are included in each Borrowing of outstanding Revolving Loans on a pro rata basis.

ARTICLE III
Representations and Warranties

Section 3.01Representations and Warranties of the Borrowers

.  Each Borrower represents and warrants with respect to itself (and, where applicable, its Subsidiaries) only as follows (except in the case of clause (q) below, in which solely EDJ represents and warrants as set forth therein):

(a)Such Borrower and each of its Subsidiaries (i) is a Person (other than a natural person and with respect to such Borrower only, is a corporation, limited liability company, partnership, limited partnership or limited liability limited partnership) duly organized, validly existing and (to the extent applicable in the jurisdiction of its formation) in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing (to the extent such concept exists) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification and (iii) has all requisite corporate, limited liability company, partnership or other organizational power and authority and has all requisite Governmental Authorizations, in each case, to own or lease and operate its properties and to carry on its business as currently conducted; except in each case referred to in clause (i) (other than with respect to such Borrower), (ii) or (iii) to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)The execution, delivery and performance by such Borrower of each Credit Document to which it is a party, and the consummation of the financing transactions evidenced by each Credit Document to which it is a party, are within such Borrower’s corporate, limited liability company, limited partnership or other organizational powers, have been duly authorized by all necessary corporate, limited liability company, limited partnership or other organizational action, and do not (i) contravene such Borrower’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board), order, writ, judgment, injunction, decree, determination or award of any Governmental Authority to which such Person is a party or subject, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, indenture, mortgage, deed of trust, material lease or other material contract or instrument binding on such Borrower, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of such Borrower or any of its Subsidiaries, except with respect to any violation, conflict, breach, default or requirement referred to in clauses (ii) or (iii) to the extent that such violation, conflict, breach, default or requirement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by, or enforcement against, such Borrower of any Credit Document to which it is a party or any extension of credit hereunder, except for (i) with respect to the transfer, directly or indirectly, of the Equity Interests of any Broker-Dealer Subsidiary, giving all necessary notices to third parties and obtaining all necessary Governmental Authorizations in connection with such exercise of remedies or transfer including, without limitation, to the extent required under the Financial Industry Regulatory Authority’s NASD Rule 1017, (ii) the Governmental Authorizations, notices and filings that have been duly obtained, taken, given or made, as applicable, and are in full force and effect and (iii) those Governmental Authorizations, notices and filings the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)This Agreement has been, and each other Credit Document when delivered hereunder will have been, duly executed and delivered by such Borrower party thereto. This Agreement is, and each other Credit Document when delivered hereunder will be, the legal, valid and binding obligation of such Borrower party thereto, enforceable against such Borrower in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)There is no action, suit, investigation, litigation or proceeding affecting such Borrower or any of its Subsidiaries pending or, to the knowledge of such Borrower, threatened in writing before any Governmental Authority or arbitrator that (i) would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Credit Document or the consummation of the financing transactions evidenced hereby and by the other Credit Documents.

(f)(i)  Solely in the case of the Parent, the audited Consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2017, and the related audited Consolidated statement of income and audited Consolidated statement of cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended (including the related schedules and notes thereto), accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been made available to each Lender, fairly present in all material respects the Consolidated financial condition of the Parent and its Subsidiaries as at such date and the Consolidated results of operations of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis (except as approved by the aforementioned firm of accountants and disclosed therein).

(ii)Solely in the case of the Parent, the unaudited Consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2018 and June 30, 2018, and the related unaudited Consolidated statement of income and unaudited Consolidated statement of cash flows of the Parent and its Subsidiaries for such fiscal quarters then ended (including the related schedules and notes thereto) fairly present in all material respects the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of operations of the Parent and its Subsidiaries for the periods ended on such dates (subject to normal year-end audit adjustments and the absence of footnotes), all in accordance with GAAP applied on a consistent basis (except as approved by the aforementioned firm of accountants and disclosed therein).

(iii)EDJ’s (A) audited Consolidated FOCUS-III Reports for the fiscal year ended December 31, 2017, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been made available to each Lender, fairly present in all material respects the Consolidated financial condition of EDJ and its Subsidiaries as at such date and the Consolidated results of operations of EDJ and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis (except as approved by the aforementioned firm of accountants and disclosed therein) and (B) unaudited FOCUS-II Report for the fiscal quarters ended March 31, 2018 and June 30, 2018, fairly presents in all material respects the financial condition of EDJ at such dates and the results of operations of EDJ for the periods ended on such dates.

(iv)Since December 31, 2017, no event, change or condition has occurred and is continuing that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to such Borrower.

(g)[Reserved].

(h)The Information Memorandum and any of the other reports, financial statements, certificates or other written information, other than forward-looking statements (including any projections) and information of a general economic or general industry nature, made available to the Administrative Agent or any Lender by such Borrower or any of its respective representatives in connection with the transactions contemplated hereby on or prior to the date that was one Business Day prior to the Effective Date, when taken as a whole, together with all information contained in publicly available regular or periodic reports filed by such

Borrower with the SEC during the period from June 30, 2018 to and including the date that was one Business Day prior to the Effective Date, is (as of the Effective Date) correct in all material respects and does not (as of the Effective Date) contain any untrue statement of a material fact or knowingly omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(i)No proceeds of any Loan will be used by such Borrower for any purpose that violates the provisions of Regulation T, U or X of the Board, as applicable and in effect from time to time.

(j)Such Borrower is not, nor is it required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

(k)(i)  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to result in a Material Adverse Effect.

(ii)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Single Employer Plan, copies of which have been filed with the IRS and will be made available to the Lenders upon a written request to the Borrowers, is complete and accurate in all material respects and fairly presents the funding status of such Single Employer Plan as of the date specified in such filing.

(iii)No Borrower or any ERISA Affiliate has contributed or has had an obligation to contribute to any Multiemployer Plan.

(l)Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the operations and properties of such Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits; and (ii) neither such Borrower nor any of its Subsidiaries has become subject to, has received notice of any claim with respect to, or knows of any basis for any Environmental Liability.

(m)Such Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all federal and state and other material Tax returns required to be filed by it and has paid all Taxes due, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(n)EDJ (i) maintains procedures and internal controls reasonably designed to ensure compliance with the provisions of Regulation T, (ii) is a member in good standing of FINRA and (iii) is duly registered as a broker dealer with the SEC and in each state where the conduct of a material portion of its business requires such registration.

(o)Such Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption/Anti-

Money Laundering Laws and applicable Sanctions, and such Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of such Borrower, its employees and agents, are in compliance with applicable Anti-Corruption/Anti-Money Laundering Laws and applicable Sanctions in all material respects.  None of (i) such Borrower, any of its Subsidiaries, any of their respective directors or officers or employees, or (ii) to the knowledge of such Borrower, any agent of such Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Loan, use of proceeds or other transaction contemplated by this Agreement will violate applicable Anti-Corruption/Anti-Money Laundering Laws or applicable Sanctions.

(p)Such Borrower is not an EEA Financial Institution.

(q)The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 3.01(q) in appropriate form are filed in the offices specified on Schedule 3.01(q), the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of EDJ in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Agreement) specified to be secured by such Collateral in the Security Agreement, in each case to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or such other filings specified on Schedule 3.01(q)), in each case prior and superior in right to any other person (other than Permitted Liens).  In the case of the Collateral described in the Security Agreement a Lien on which can be perfected by control, when the Administrative Agent has control of such Collateral, the Security Agreement shall create a fully perfected Lien on, and security interest in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person (except for Permitted Liens), except to the extent otherwise provided in the Uniform Commercial Code.

(r)After giving effect to the transactions contemplated hereby and the incurrence of any Obligations hereunder from time to time, such Borrower is Solvent.

ARTICLE IV
Conditions

Section 4.01Effective Date

.  This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)The Administrative Agent (or its counsel) shall have received the Security Agreement, executed and delivered by EDJ.

(c)Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the  Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Liens expressly permitted by Section 5.03(a)), shall be in proper form for filing, registration or recordation.

(d)The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Duane Morris LLP, counsel for the Borrowers, and of General Counsel of the Borrowers, each in form and substance reasonably acceptable to the Administrative Agent.  Each Borrower hereby requests such counsel to deliver such opinions.

(e)The Administrative Agent shall have received customary documents and certificates as the Administrative Agent shall reasonably request, relating to the organization, existence and good standing of each Borrower and the authorization of the Transactions and any other legal matters relating to each Borrower, this Agreement or the Transactions, all in form and substance customary for transactions of the type contemplated hereby and reasonably satisfactory to the Administrative Agent.

(f)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrowers, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.02.

(g)The Lenders, the Administrative Agent and the Lead Arrangers shall have received, on or prior to the Effective Date, all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced not less than one (1) Business Day prior to the Effective Date, reimbursement or payment of all out of pocket expenses and other amounts required to be reimbursed or paid by any Borrower hereunder.

(h)The Administrative Agent shall have received reasonably satisfactory evidence that the Amended and Restated Credit Agreement, dated as of November 15, 2013 (the “Existing Credit Agreement”), among the Parent, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent shall have been terminated and all amounts thereunder shall have been repaid in full (other than contingent indemnification obligations for which no claim has been asserted) and all commitments in connection therewith shall have been terminated.

(i)The Lenders shall have received all Patriot Act and “know your customer”/anti-money laundering documentation and information relating to the Borrower and its Subsidiaries reasonably requested by the Lenders in writing at least two Business Days prior to the Effective Date.

(j)The Administrative Agent shall have received the financial statements and reports set forth in Section 3.01(f).

(k)All governmental and third party approvals (including partnership approvals, if any) necessary in connection with the continuing operations of the Borrowers and the transactions contemplated hereby shall have been obtained on reasonably satisfactory terms and shall be in full force and effect.

(l)The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions and offices in the United States where liens on material assets of the Borrowers are required to be filed or recorded, and such search shall reveal no liens on any of the assets of the Borrowers except for Liens permitted herein or liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on September 30, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02Each Credit Event

.  The obligation of each Lender to make a Loan requested to be made by it on any date is subject to the satisfaction or waiver of the following conditions:

(a)The Administrative Agent and, in the case of Swingline Loans, the applicable Swingline Lenders, or the applicable Uncommitted Swingline Lenders, shall have received a Borrowing Request and, in the case of Secured Loans, EDJ shall have delivered a DTC Instruction to DTC and shall have notified the Administrative Agent that such notice was submitted to DTC.

(b)The representations and warranties of the applicable Borrower set forth in this Agreement or any other Credit Document, other than (with respect to any such Loan made after the Effective Date) the representations and warranties contained in Section 3.01(e), in the last sentence of Section 3.01(f) and in Section 3.01(l)(ii) and those only made as of the Effective Date, shall be true and correct in all material respects on and as of such date (except those representations and warranties that are qualified by “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty shall be true and correct in all respects), and except to the extent any such representation or warranty is stated to relate solely to an earlier date (other than the Effective Date), in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date (except those representations and warranties that are qualified by “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty shall be true and correct in all respects as of such earlier date).

(c)At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

Each borrowing of Loans (but excluding, for the avoidance of doubt, any conversion or continuation of Loans) shall be deemed to constitute a representation and warranty by each  Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE V
Covenants of the Borrowers

Section 5.01Affirmative Covenants (Borrowers)

.  So long as any Loan or any other Obligation of the applicable Borrower under any Credit Document (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or any Lender shall have any Commitment hereunder, such Borrower will:

(a)Reporting Requirements. Furnish to the Administrative Agent for prompt distribution to each Lender electing to receive the same:

(i)Default Notice. Promptly and in any event within three (3) Business Days after any Financial Officer of such Borrower has actual knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the Financial Officer of such Borrower setting forth details of such Default and the action that such Borrower has taken and proposes to take with respect thereto.

(ii)Annual Financials. As soon as available and in any event within 95 days after the end of each Fiscal Year, a copy of (x) in the case of the Parent, the annual audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by (1) an opinion as to such audit report of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing and (2) if prepared, a report of such independent public accountants as to the Parent’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified by such accountants without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, provided that to the extent different components of such consolidated financial statements are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements; together with (A) a certificate of a Financial Officer of the Parent stating that no Default with respect to the Parent has occurred and is continuing or, if a Default with respect to the Parent has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (B) a schedule in substantially the form of Exhibit B of the computations used by a Financial Officer of the Parent in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04(a) and (y) in the case of EDJ, the annual audited Consolidated FOCUS III Report for such year for EDJ and its Subsidiaries, accompanied by (i) an opinion as to such audit report of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing and (ii) if prepared, a report of such independent public accountants as EDJ’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified by such accountants without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, provided that to the extent different components of such consolidated financial statements are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements; together with (A) a certificate of a Financial Officer of EDJ stating that no Default with respect to EDJ has occurred and is continuing or, if a Default with respect to EDJ has occurred and is continuing, a statement as to the nature thereof and the action that EDJ has taken and proposes to take with respect thereto and (B) a schedule in substantially the form of Exhibit B of the computations used by a Financial Officer of EDJ in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04(b).

(iii)Quarterly Financials.  As soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, (x) in the case of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Financial Officer of the Parent as having been prepared in accordance with GAAP, together with (1) a certificate of said officer stating that no Default with respect to the Parent has occurred and is continuing or, if a Default with respect to the Parent has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (2) a schedule in substantially the form of Exhibit B of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04(a) and (y) in the case of EDJ, a copy of EDJ’s unaudited FOCUS-II Report for such quarter, which report shall fairly present in all material respects the financial condition of EDJ at such date and the results of operations for the period ended on such date, and duly certified by a Financial Officer of EDJ, together with (A) a certificate of said officer stating that no Default with respect to EDJ has occurred and is continuing or, if a Default with respect to EDJ has occurred and is continuing, a statement as to the nature thereof and the action that EDJ has taken and proposes to take with respect thereto and (B) a schedule in substantially the form of Exhibit B of the computations used by EDJ in determining compliance with the covenants contained in Section 5.04(b).

(iv)Litigation; Material Adverse Effect. Promptly (1) after the commencement thereof, notice of any action, suit, litigation or proceeding before any Governmental Authority affecting such Borrower or any of its Subsidiaries, including any Environmental Liability, in each case, that would reasonably be expected to have a Material Adverse Effect and (2) and in any event within three (3) Business Days after any Financial Officer of such Borrower has actual knowledge thereof, any other event, development or occurrence, in each case, that would reasonably be expected to have a Material Adverse Effect.

(v)ERISA.

(A)ERISA Events and ERISA Reports. Promptly and in any event within 10 days after such Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, which would reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of such Borrower describing such ERISA Event and the action, if any, such Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto.

(B)  Plan Terminations. Promptly and in any event within ten (10) Business Days after receipt thereof by such Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan under Section 4042 of ERISA.

(C)  Plan Annual Reports. Promptly and in any event within thirty (30) days after the written request by any Lender to such Borrower, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the IRS with respect to each Single Employer Plan.

(D)Multiemployer Plans.  Promptly and in any event within ten (10) days after such Borrower or any ERISA Affiliate knows or has reason to know that any Borrower or any ERISA Affiliate is contributing to or is required to contribute to any Multiemployer Plan.

(vi)Other Information.  Such other information respecting the business, financial condition or results of operations of such Borrower or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request and as is permitted to be furnished under applicable law.

Financial statements required to be delivered pursuant to Section 5.01(a)(ii) or 5.01(a)(iii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any Borrower files such documents on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC, or provides a link thereto on such Borrower’s website on the Internet, to which each Lender and the Administrative Agent have access; or (ii) on which such documents are posted on the applicable Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the financial statements referred to in Section 5.01(a)(ii) or 5.01(a)(iii), and in any event shall have no responsibility to monitor compliance by the applicable Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b)Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with (i) all laws, rules, regulations and orders of any Governmental Authority applicable to it and (ii) any loan agreement, indenture, mortgage, deed of trust, material lease or other material contract or instrument binding on such Borrower, any of its Subsidiaries or any of their properties, in each case, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(c)Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent all Taxes imposed upon it or upon its property, other than (i) any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (ii) to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(d)Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies, insurance in such amounts and covering such risks (but including in any event general liability, product liability and business interruption), and with such deductibles or self-insurance retentions, as is usually carried by companies of similar size and engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates.

(e)Preservation of Corporate Existence, Etc. (i) Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain its legal existence and (ii) take all reasonable action to preserve and maintain, to the extent material to the conduct of the business of such Borrower and its Subsidiaries taken as a whole, its rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except in the case of  clause (i) or (ii) to the extent (other than with respect to the preservation of the existence of such Borrower) the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that such Borrower and its Subsidiaries may consummate any merger, consolidation, liquidation, dissolution, sale, lease, transfer or other disposition not prohibited by Section 5.03 hereof.

(f)Visitation Rights. During normal business hours upon reasonable prior written notice (including by email) and from time to time, to the extent permitted by applicable law and without unreasonably interfering with such Borrower or its businesses, permit the Administrative Agent to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants; provided that representatives of such Borrower shall have the opportunity to be present at any meeting with its independent accountants; provided further that unless an Event of Default has occurred and is continuing (i) the exercise of visitation and inspection rights under this Section 5.01(f) shall be limited to one visit per Fiscal Year, and (ii) neither such Borrower nor any of its Subsidiaries shall be required to pay or reimburse any costs and expenses incurred by the Administrative Agent in connection with any additional visitations or inspections; provided further that during the occurrence and continuation of an Event of Default, there shall be no limitation on the frequency of such visits or inspections with respect to the applicable Borrower or the obligations of such Borrower to reimburse Administrative Agent for all reasonable, documented out-of-pocket costs and expenses related to such visits and inspections.

(g)Keeping of Books. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true and correct entries (in all material respects) shall be made of all material financial transactions and the assets and business of such Borrower and each of its Subsidiaries and (ii) maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and maintained in conformity, in all material respects, with GAAP in effect from time to time.

(h)Maintenance of Properties, Etc. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(i)Anti-Corruption/Anti-Money Laundering Laws and Sanctions.  Maintain in effect and enforce, and cause each of its Subsidiaries to maintain in effect and enforce, policies and procedures reasonably designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with any applicable Anti-Corruption/Anti-Money Laundering Laws and applicable Sanctions.

(j)Use of Proceeds.  The proceeds of the Loans shall be available (and each Borrower agrees that it shall use such proceeds) solely to fund working capital needs and for general corporate purposes of such Borrower.

Section 5.02Affirmative Covenants (EDJ)

.  So long as any Loan or any other Obligation of EDJ under any Credit Document (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or any Lender shall have any Commitment hereunder, EDJ will:

(a)Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which are required under any applicable law, or which the Administrative Agent may reasonably request, to cause the Administrative Agent, for the benefit of itself and the ratable benefit of the Lenders, to maintain a legal, valid and enforceable perfected first priority Lien on the Collateral (subject to the limitations, exceptions and qualifications set forth in the Credit Documents), all at the expense of EDJ.

Section 5.03Negative Covenants (Borrowers)

. So long as any Loan or any other Obligation of any Borrower under any Credit Document (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or any Lender shall have any Commitment hereunder, such Borrower will not, at any time:

(a)Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired except:

(i)Liens created under the Credit Documents;

(ii)Permitted Encumbrances;

(iii)Liens created, incurred, assumed or suffered to exist by any Broker-Dealer Subsidiary in the ordinary course of business upon assets owned by such Broker-Dealer Subsidiary or as to which such Broker-Dealer Subsidiary has rights to create Liens thereon or held for its account to secure liabilities or obligations, actual or contingent, incurred in the ordinary course of business, including Liens in favor of clearing houses, clearing brokers or other entities providing clearing services and borrowings collateralized by client assets in the ordinary course of business;

(iv)other Liens not otherwise permitted under this Section 5.03(a) securing Debt and other liabilities of such Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed at any time (x) 15% of the aggregate Partnership Capital of such Borrower and its Subsidiaries determined in accordance with GAAP, as shown on the most recent Consolidated balance sheet of such Borrower and its Subsidiaries delivered pursuant to Section 5.01(a)(ii) or 5.01(a)(iii), minus (y) the aggregate outstanding principal amount of any Debt (other than Debt secured by such Liens permitted under this clause (iv)) of EDJ and/or any such Subsidiaries then outstanding under Section 5.03(b)(xix) (it being understood that the following voluntary Liens on the following items shall not be permitted by this clause (iv) (x) any assets carried in or credited to an account for the exclusive benefit of customers of any Borrower pursuant to Securities Exchange Act rule 15c3-3, (y) the right to receive back either (A) funds from a program bank to which funds had previously been transferred for credit to an account for the benefit of a customer of any Borrower in connection with such Borrower’s bank cash sweep program or (B) proceeds from the sale of money market funds, not otherwise included in the reserve formula, previously purchased for credit to customer’s account at any Borrower in connection with such Borrower’s money market sweep program, in either the case of (A) or (B), in connection with funds advanced to customer by such Borrower to settle transactions in advance of the return of such funds or sale proceeds, as applicable, and (z) the right to any return of any funds, financial instruments or other collateral provided to a clearing agency registered under the Securities Exchange Act to secure such Borrower’s obligations to such clearing agency, other than those liens arising out of membership in any such clearing agency);

(v)Liens in respect of Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(vi)Liens in favor of such Borrower or any wholly-owned Subsidiary of such Borrower;

(vii)Liens existing on any property or asset prior to the acquisition thereof by such Borrower or any Subsidiary thereof or existing on any property or asset of any Person that becomes a Subsidiary of such Borrower prior to the time such Person becomes a Subsidiary of such Borrower; provided (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of such Borrower, (2) such Lien shall not apply to any other property or assets of such Borrower or any Subsidiary thereof and (3) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Subsidiary of such Borrower, and any Debt not prohibited hereunder extending the maturity of, or refunding or refinancing such obligations;

(viii)Liens securing Debt permitted pursuant to Section 5.03(b)(xiv) (or Debt of the same type incurred by such Borrower) (other than any Chapter 100 Transaction obligations) upon or in any real property or equipment acquired or held by such Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment; provided that (1) such Liens shall not extend to or cover any property or assets of any character other than the property or equipment being financed, (2) such Liens shall be created within 90 days of the acquisition of the related asset and (3) the amount of Debt secured thereby is not increased;

(ix)Liens on any real property securing Mortgage Indebtedness permitted pursuant to Section 5.03(b)(xv) in respect of which (1) the recourse of the holder of such Mortgage Indebtedness (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Mortgage Indebtedness secured by the Lien is limited to such real property directly securing such Mortgage Indebtedness, any after-acquired property affixed thereto or incorporated therein and any proceeds or products thereof and (2) such holder may not under the instrument creating the Lien or providing for the Debt secured by the Lien collect by levy of execution or otherwise against assets or property of any Borrower or any of their Subsidiaries (other than such real property directly securing such Mortgage Indebtedness) if such Borrower or any of their Subsidiaries fails to pay such Mortgage Indebtedness when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in “non-recourse” real estate transactions;

(x)customary restrictions on transfers of assets contained in agreements related to the sale by any Borrower or any of their Subsidiaries of such assets pending their sale, provided that such restrictions apply only to the assets to be sold and such sale is permitted hereunder;

(xi)Liens described in Schedule 5.03(a); and

(xii)the replacement, extension or renewal of any Lien permitted by clauses (vii), (viii) and (xi) above upon or on the same property subject thereto arising out of the replacement, extension or renewal of the Indebtedness secured thereby (to the extent the amount thereof is not increased and such replacement, extension or renewal of such Indebtedness is not otherwise prohibited under Section 5.03(b)).

(b)Debt. In the case of EDJ, create, incur, assume or suffer to exist, or, in the case of each of EDJ and JFC, permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except, in each case:

(i)Debt under the Credit Documents;

(ii)Surviving Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise not prohibited by the Credit Documents; provided further that the principal amount of any Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus accrued interest thereon and reasonable expenses and fees incurred in connection therewith, and neither such Borrower nor any Subsidiary thereof shall be added as an additional direct or contingent obligor with respect thereto, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable as determined in good faith by the applicable Borrower in any material respect to such Borrower than the terms of any agreement or instrument governing any Surviving Debt being extended, refunded or refinanced;

(iii)Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates and exchange rates incurred in the ordinary course of business and consistent with prudent business practice;

(iv)Debt owed by (1) any Subsidiary to any Borrower, (2) any Subsidiary to any other Subsidiary and (3) any Borrower to any other Borrower; provided that any such Debt (x) constitutes an advance made from existing cash on hand of such Subsidiary or such Borrower or other internal sources of funds of such Subsidiary or such Borrower, as applicable, and shall not have been made with the proceeds of any third-party Debt of any Subsidiary or such Borrower (other than third-party Debt incurred by JFC) and (y) shall not be pledged by such Subsidiary or such Borrower to any third party.

(v)Debt of any Person that becomes a Subsidiary of such Borrower after the date hereof not in contravention of this Agreement, which Debt is existing at the time such Person becomes a Subsidiary of such Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of such Borrower), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any such Debt under this clause (v); provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise not prohibited by the Credit Documents; provided further that the principal amount of the Debt being extended, refunded or refinanced shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus accrued interest thereon and reasonable expenses and fees incurred in connection therewith, and neither such Borrower nor any Subsidiary shall be added as an additional direct or contingent obligor with respect thereto, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable as determined in good faith by the applicable Borrower in any material respect to such Borrower than the terms of any agreement or instrument governing the Debt being extended, refunded or refinanced;

(vi)to the extent the same constitutes Debt, Repurchase Obligations;

(vii)Debt under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims and Debt in respect of bank overdrafts not overdue for more than two days after such Borrower or any Subsidiary thereof had knowledge of such overdraft, in each case, incurred in the ordinary course of business;

(viii)to the extent the same constitutes Debt, obligations in respect of working capital adjustments and/or earn-out arrangements and customary indemnification obligations incurred in connection with any disposition or purchase or acquisition;

(ix)Ordinary Course Operating Debt;

(x)to the extent constituting Guaranteed Debt, indemnification obligations and other similar obligations of such Borrower and its Subsidiaries in favor of partners, directors, officers, employees, consultants or agents of such Borrower or any of its Subsidiaries extended in the ordinary course of business;

(xi)Guaranteed Debt with respect to leases in respect of real property entered into by any Subsidiary in the ordinary course of business;

(xii)contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(xiii)Debt owing to insurance companies to finance insurance premiums incurred in the ordinary course of business; provided that each insurance company financing such insurance premiums agrees to give the Administrative Agent not less than 30 days’ prior written notice before termination of any insurance policy for which premiums are being financed;

(xiv)Debt of any Borrower or any Subsidiary incurred to finance, the acquisition, construction or improvement of any fixed or capital assets in the ordinary course of business, including Capital Leases and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt to the extent not increasing the outstanding principal amount thereof or resulting in an earlier maturity date or decreasing the weighted average life thereof; provided that (1) such Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (2) the principal amount of Debt secured by any such Lien shall at no time exceed the original purchase price of such property at the time it was acquired plus the reasonable construction cost of any buildings built on such property; provided further, for the avoidance of doubt, notwithstanding the restriction herein on extensions, renewals and replacements of any such Debt that result in an earlier maturity date, any Borrower or any Subsidiary may prepay such Debt at any time from existing cash on hand of such Subsidiary or such Borrower or other internal sources of funds of such Subsidiary or such Borrower, as applicable, and shall not have been made with the proceeds of any third-party Debt of any Subsidiary or such Borrower (other than third-party Debt incurred by JFC);

(xv)other Mortgage Indebtedness;

(xvi)Contingent liabilities of any Subsidiary of any Borrower in respect of the headquarters lease of the former UK Subsidiary known as Edward Jones Limited;

(xvii)Debt arising out of Chapter 100 Transactions;

(xviii)Liens described in Schedule 5.03(b); and

(xix)other Debt not otherwise permitted under this Section 5.03(b) in an aggregate outstanding principal amount not to exceed at any time (x) 15% of the aggregate Partnership Capital of such Borrower and its Subsidiaries determined in accordance with GAAP, as shown on the most recent Consolidated balance sheet of such Borrower and its Subsidiaries delivered pursuant to Section 5.01(a)(ii) or 5.01(a)(iii), minus (y) the aggregate outstanding principal amount of any Debt (other than Debt permitted under this clause (xix)) and other liabilities secured by Liens then existing and permitted under Section 5.03(a)(iv).

(c)Change in Nature of Business. Engage or permit any of its Subsidiaries to engage in any material line of business substantially different from those lines of business conducted by such Borrower and its Subsidiaries on the Effective Date or any business or any other activities that are reasonably similar, ancillary, incidental, complimentary or related thereto, or a reasonable extension, development or expansion thereof.

(d)Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or liquidate, divide or dissolve, or permit any of its Subsidiaries to do any of the foregoing, except that:

(i)any Subsidiary of such Borrower may merge into or consolidate with such Borrower or any other Subsidiary of such Borrower; provided that in the case of any such merger or consolidation to which such Borrower is a party, such Borrower shall be the surviving entity;

(ii)such Borrower or any Subsidiary of such Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) in the case of any such merger or consolidation to which such Borrower is a party, such Borrower shall be the surviving entity and (ii) immediately before and after giving effect to such merger or consolidation, no Event of Default shall have occurred and be continuing;

(iii)as part of any sale, lease, transfer or other disposition not prohibited by Section 5.03(e), any Subsidiary of such Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that immediately before and after giving effect to such merger or consolidation, no Event of Default shall have occurred and be continuing; and

(iv)any Subsidiary of such Borrower may liquidate or dissolve if such Borrower determines in good faith that such liquidation or dissolution is in the best interest of such Borrower and is not materially disadvantageous to the Lenders; provided, however, that in each case, immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing.

(e)Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (including by division), all or substantially all of the assets of such Borrower and its Subsidiaries, taken as a whole; provided, that, for the avoidance of doubt LP Offerings shall be permitted.

(f)Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of such Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Borrower (collectively, “Restricted Payments”), except that such Borrower may make Restricted Payments so long as no Event of Default shall have occurred and be continuing or would exist after giving effect thereto; provided, however, that:

(i)except as set forth in clause (ii) below, notwithstanding the occurrence and continuance of an Event of Default, such Borrower shall be permitted to make and/or pay:

(A)distributions to its partners in order for each of them to pay any and all Canadian and U.S. federal, state or local income and/or employment taxes arising with respect to the income, gains or profit of such Borrower and its Subsidiaries (taking into account foreign tax credits and assuming that each partner is in the highest marginal rate for each taxing jurisdiction) (collectively, the “Tax Distributions”);

(B)distributions to fund the repayment of principal and interest on loans made by JFC incurred by the partners to make their respective capital contributions;

(C)salaries to its partners in accordance with its Organizational Documents;

(D)solely with respect to JFC, guaranteed payments to its limited partners as they come due in accordance with Section 3.3(B) of its Twentieth Amended and Restated Agreement of Registered Limited Liability Partnership, dated as of August 6, 2018 (or any equivalent provision of its Organizational Documents if such agreement is amended, amended and restated or otherwise modified, provided that such provision does not increase the amount or nature of such payment) and not on an accelerated basis;

(E)distributions to its partners required by such Borrower’s Repurchase Obligations;

(F)distributions constituting ordinary course compensation to parties to joint ventures in accordance with the agreement by which such joint venture is organized; provided that such distributions are considered compensation under GAAP or otherwise flow through the Borrower’s GAAP financials as an expense;

(G)distributions to its Service Partners constituting ordinary course compensation pursuant to the Service Partner Distribution Policy (both as defined in and in accordance with its Organizational Documents as in effect on the Effective Date); provided that such distributions are considered compensation under GAAP or otherwise flow through the Borrower’s GAAP financials as an expense;

(H)distributions to its general partners consistent with past practice pursuant to certain authorization agreements in connection with loans and advances from Parent to such general partners of Parent which authorization agreements provide for an annual distribution to such general partners in accordance with the terms thereof; and

(I)other distributions to its partners in an amount not to exceed $5,000,000 in order to pay other amounts owing to such partners;

in each case of the foregoing clauses (A) through and including (I), in the ordinary course of business and consistent with past practice (collectively, the “Permitted Restricted Payments”); and

(ii)if an Event of Default in respect of Section 5.04 or under Section 6.01(a) or under Section 6.01(f) shall have occurred and be continuing, no Permitted Restricted Payments (other than Tax Distributions) shall be permitted from and after the occurrence of such Event of Default and during the continuance thereof.

(g)Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes,

debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(i)extensions of trade credit in the ordinary course of business;

(ii)investments in Cash Equivalents (and other Investments in the ordinary course of a broker-dealer business (including, without limitation, by EDJ made in the ordinary course of business in accordance with Rule 15c3-3 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act));

(iii)loans and advances to (i) employees or partners of such Borrower or any of its Subsidiaries (other than general partners) in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for such Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding, (ii) employees or partners of such Borrower or any of its Subsidiaries in the ordinary course of business pursuant to health savings accounts or other employee or partner benefit plans and (iii) general partners of Parent in an aggregate amount for Parent not to exceed $50,000,000 at any one time outstanding;

(iv)any Borrower and their respective Subsidiaries may acquire, in a single transaction or series of related transactions (A) all or substantially all of the assets or a majority of the outstanding Securities entitled to vote in an election of members of the Governing Body of a Person incorporated or organized in the United States or (B) any division, line of business or other business unit of a Person that is incorporated or organized in the United States (such Person or such division, line of business or other business unit of such Person being referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by such Borrower and its Subsidiaries pursuant to Section 5.03(c), so long as (1) no Event of Default or Default shall then exist or would exist after giving effect thereto, (2) such Borrower delivers an Officer’s Certificate of an Authorized Officer attaching a schedule in substantially the form of Exhibit B of the computations used by such Borrower in determining compliance with the covenants contained in Section 5.04(a) or Section 5.04(b), as applicable to such Borrower, demonstrating that, after giving effect to such acquisition and any financing thereof on a pro forma basis as if such acquisition had been completed on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a)(ii) or (iii), as applicable (such last day, the “test date”), such Borrower would have been in compliance with each of the financial covenants set forth in Section 5.04(a) or Section 5.04(b), as applicable to such Borrower, and (3) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Governing Body and/or partners of such Borrower or such Subsidiary, as applicable, and Target;

(v)intercompany Investments by such Borrower or any of its Subsidiaries in such Borrower or any of its Subsidiaries;

(vi)Investments consisting of extensions of credit entered into or made or that are received in the ordinary course of business in accordance with normal practice and Investments in Hedge Agreements;

(vii)Investments existing on the date hereof and set forth on Schedule 5.03(g) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as in effect on the date hereof or as otherwise permitted by this Section 5.03(g);

(viii)Investments existing on the Effective Date in any Subsidiaries of any Borrower in existence as of the Effective Date;

(ix)Investments in the form of promissory notes and other non-cash consideration received by a Borrower or any of its Subsidiaries in connection with any conveyances, sales, leases or sub-leases, assignments, transfers and dispositions permitted by Section 5.03(e);

(x)Securities purchased under agreements to resell (to the extent such transactions constitute Investments);

(xi)Investments in Securities, whether purchased and held for resale to customers, for such Person’s own investment purposes or to fund deferred compensation liabilities for employees or partners, in each case, in the ordinary course of business and consistent with past practice;

(xii)Investments in margin loans to customers in the ordinary course of business;

(xiii)Investments in joint ventures from and after the Effective Date in an aggregate amount not at any time to exceed $25,000,000;

(xiv)Investments in Securities issued by Government Authorities with a maturity of up to ten (10) years and in an aggregate principal amount not to exceed the amount of any bond issue permitted under the terms hereof;

(xv)Investments by the Borrower constituting loans to the Borrower’s partners, the proceeds of which are used exclusively for the concurrent purchase of Partnership Capital;

(xvi)Investments by the Borrower permitted pursuant to Section 5.03(f)(i)(E); and

(xvii)in addition to Investments otherwise expressly permitted by this Section, any Investment by such Borrower or any of its Subsidiaries so long as at the time such Borrower or Subsidiary makes such Investment (1) no Event of Default shall have occurred and be continuing or would exist after giving effect thereto and (2) such Borrower shall be in compliance, on a pro forma basis after giving effect to such

Investment, with the covenants applicable to such Borrower contained in Section 5.04 recomputed as at the last day of the most recently ended fiscal quarter of such Borrower and its Subsidiaries as if such Investment had occurred on the first day of each relevant period for testing such compliance.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 5.03(g), such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

(h)Sale and Lease-Backs. Except as set forth on Schedule 5.03(h) hereto, such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease (including a Capital Lease), of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that such Borrower or any of its Subsidiaries sells or transfers or is to sell or transfer to any other Person (other than such Borrower or any of its Subsidiaries); provided that (i) such Borrower and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that such Borrower or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Subsection 5.03(b), as if the sale and lease-back transaction constituted Debt in a principal amount equal to the gross proceeds of the sale and (ii) any Subsidiary of any Borrower may enter into a Chapter 100 Transaction.

(i)Transactions with Affiliates. Conduct, or permit any of its Subsidiaries to conduct, any transaction with any of its Affiliates except (i) on terms that are (1) in, or not inconsistent with, the best interests of such Borrower and its stockholders or (2) fair and reasonable and at least as favorable to such Borrower or such Subsidiary as it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of such Borrower or such Subsidiary, (ii) any Affiliate who is an individual may serve as partner, director, officer, employee or consultant of such Borrower or any of its Subsidiaries and may receive reasonable compensation and indemnification for his or her services in such capacity, (iii) nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property by such Borrower or any of its Subsidiaries to any other Affiliate of such Borrower or any of its Subsidiaries, (iv) any transaction between or among such Borrower and/or any of its Subsidiaries not involving any other Affiliate of such Borrower and (v) transactions existing on the date hereof identified on Schedule 5.03(i).

(j)Changes in Fiscal Year.  Permit the fiscal year of such Borrower to end on a day other than December 31 or change such Borrower’s method of determining fiscal quarters.

(k)Anti-Corruption/Anti-Money Laundering Laws and Sanctions. Request any Borrowing, and such Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption/Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted under applicable law, or (iii) in any manner that reasonably would be expected to result in the violation of any Sanctions applicable to any party hereto

(l)Multiemployer Plans.  Any Borrower or any ERISA Affiliate contributes to or is required to contribute to any Multiemployer Plans.

Section 5.04Financial Covenants

. So long as any Loan or any other Obligation of such Borrower under any Credit Document (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or any Lender shall have any Commitment hereunder:

(a)JFC shall:

(i)Total Capitalization. Maintain as of the end of the last day of each Measurement Period a Leverage Ratio of not more than 35%.

(ii)Minimum Partnership Capital. Maintain at all times Partnership Capital of not less than an amount equal to $1,884,000,000.

(b)EDJ shall:

(i)Minimum Consolidated Tangible Net Worth.  Maintain at all times a Consolidated Tangible Net Worth of not less than the Minimum TNW.

(ii)Regulatory Net Capital.  Maintain at all times Regulatory Net Capital in compliance with applicable law but in no event less than six percent (6%) of its aggregate debit items calculated using the alternative standard for net capital calculation.

ARTICLE VI
Events of Default

Section 6.01Events of Default

.  With respect to each Borrower, if any of the following events (“Events of Default”) shall occur and be continuing with respect to such Borrower:

(a)such Borrower shall fail to pay (i) any principal of any Loan when the same shall become due and payable or (ii) any interest on any Loan or any other payment obligation under any Credit Document, in each case under this clause (ii) within three (3) Business Days after the same shall become due and payable; or

(b)any representation or warranty made by such Borrower in any Credit Document or in any document required to be delivered in connection therewith shall prove to have been incorrect in any material respect when made; or

(c)such Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a)(i), 5.01(e) (solely with respect to the existence of such Borrower), 5.03 (other than Section 5.03(j)) or Section 5.04; or

(d)such Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document (other than described in Section 6.01(a), (b) or (c)) on its part to be performed or observed and such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender; or

(e)such Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Borrower or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $50,000,000 either individually or in the aggregate for such Borrower and its Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (1) liquidation, reorganization or other relief in respect of such Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Bankruptcy Law now or hereafter in effect or (2) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) such Borrower or any of its Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Bankruptcy Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely manner, any proceeding or petition described in clause (f)(i) of this Article, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any of its Subsidiaries or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any corporate board action to authorize any of the foregoing; or

(g)any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $50,000,000 shall be rendered against such  Borrower or any of its Subsidiaries and there shall be any period of 60 consecutive days during which the payment for such judgment or order shall remain unsatisfied and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is fully covered by a valid and binding policy of insurance in favor of such Borrower or Subsidiary from an insurer that is rated at least “A” by A.M. Best Company or is in such Borrower’s reasonable determination otherwise credit-worthy and which insurer has been notified, and has not disputed the claim made for payment, of such amount of such judgment or order; or

(h)any material provision of any Credit Document after delivery thereof pursuant to Section 4.01 shall for any reason cease to be valid and binding on or enforceable against such Borrower party thereto, or such Borrower shall so state in writing except to the extent such Borrower has been released from its obligations thereunder in accordance with this Agreement or such other Credit Document or such Credit Document has expired or terminated in accordance with its terms; or

(i)a Change of Control shall occur; or

(j)any ERISA Event shall have occurred which would reasonably be expected to result in liability to such Borrower and/or any ERISA Affiliate in an amount that would reasonably be expected to have a Material Adverse Effect; or

(k)any Borrower or any ERISA Affiliate contributes to or is required to contribute to any Multiemployer Plan; or

(l)[reserved]; or

(m)solely with respect to EDJ, at any time when any Secured Loan is outstanding, except as expressly permitted hereunder or thereunder, any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Borrower or any of its Affiliates shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; provided that, EDJ may cure any Default or Event of Default under this clause (m) by redesignating the applicable Secured Loans as Unsecured Loans as of the first date of such unenforceability, invalidity or assertion in accordance with Section 6 of the Security Agreement and Section 2.12 hereof;

then, and in every such event (other than an event with respect to the applicable Borrower described in clause (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to such Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments to lend to the applicable Borrower, and thereupon the Commitments to lend such Borrower shall terminate immediately, and (ii) declare the Loans made to such Borrower then outstanding to be due and payable in whole by such Borrower (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable by such Borrower, together with accrued interest thereon and all fees and other obligations of such

Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to the applicable Borrower described in clause (f) of this Article, the Commitments to lend to such Borrower shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower.

For the avoidance of doubt, a Default or Event of Default of the Parent under this Agreement that does not otherwise constitute a Default or Event of Default of EDJ hereunder, shall not result in a Default or Event of Default of EDJ hereunder and none of EDJ’s rights hereunder shall be impaired as a result of such Default or Event of Default of the Parent, including, without limitation, EDJ’s ability to request Borrowings and receive Loans hereunder; provided  that, a Default or Event of Default of EDJ under this Agreement shall constitute a Default or Event of Default, as the case may be, of the Parent.

ARTICLE VII
[Reserved]

ARTICLE VIII
The Administrative Agent and Co-Syndication Agents

Section 8.01Authorization and Action

.  (a)  Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Credit Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.

(b)As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent, or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii)nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The

Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)None of any Co-Syndication Agent or any Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)In case of the pendency of any proceeding with respect to any Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation of the Borrower under the Credit Documents shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay the Administrative Agent any amount due to it, in its capacity as the Administrative Agent under the Credit Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations of such Borrower under the Credit Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of each Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral provided under the Credit Documents, to have agreed to the provisions of this Article.

Section 8.02Administrative Agent’s Reliance, Indemnification, Etc.

  (a)  Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Borrower to perform its obligations hereunder or thereunder.

(b)The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral.

(c)Without limiting the foregoing, each of the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Borrower in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).

Section 8.03Posting of Communications

.  (a)  Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar

or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each  Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)Each of the Lenders and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 8.04The Administrative Agent Individually

.  With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.05Successor Administrative Agent

.  (a)  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrowers, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.

(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as administrative agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 8.06Acknowledgements of Lenders

.  (a)  Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other

Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 8.07Collateral Matters

.  (a)  Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations of any Borrower under the Credit Documents, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 5.03(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.08Certain ERISA Matters

.  (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)(1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that:

(i)neither the Administrative Agent nor any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this

Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent or any Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX
Miscellaneous

Section 9.01Notices

.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)(x) if to the Parent, to it at The Jones Financial Companies, L.L.L.P., 10th Floor, 12555 Manchester Road, Saint Louis, MO 63131, Attention:  General Counsel, with a copy to 12555 Manchester Road, Saint Louis, MO 63131, Attention: Treasurer, Fax 314-515-4969, E-mail Address: Treasurydept@edwardjones.com, with a copy to Duane Morris LLP, 190 South LaSalle Street, Suite 3700, Chicago, IL 60603-3433, Attention: Brian P. Kerwin, Fax 1-312-277-6521, E-mail Address: BPKerwin@duanemorris.com and (y) if to EDJ, to it at Edward D. Jones & Co., L.P. 10th Floor, 12555 Manchester Road, Saint Louis, MO 63131, Attention:  General Counsel, with a copy to 12555 Manchester Road, Saint Louis, MO 63131, Attention: Treasurer, Fax 314-515-4969, E-mail Address: Treasurydept@edwardjones.com, with a copy to Duane Morris LLP, 190 South LaSalle Street, Suite 3700, Chicago, IL 60603-3433, Attention: Brian P. Kerwin, Fax 1-312-277-6521, E-mail Address: BPKerwin@duanemorris.com;

(ii)if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC 5, Floor 1, Newark, DE 19713, Attention of Michelle Keesee, Telephone 302-634-1920, e-mail 12012443577@TLS.ldsprod.com and Ryan Kelley, Telephone 302-552-0867, email cib.cps.ops@jpmorgan.com; and

(iii)if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Borrowers; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Any party hereto may change its address or electronic communication or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02Waivers; Amendments

.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder or under the Credit Documents, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or Section 2.19(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change Section 2.21 without the consent of the Swingline Lenders and the Uncommitted Swingline Lenders, (vi) release the Lien of the Administrative Agent on all or substantially all of the Collateral (other than as expressly permitted under the Credit Documents) without the written consent of each Lender or (vii) change any of the provisions of this Section or reduce any number or percentage set forth in the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (viii) change Section 10 of the Security Agreement without the written consent of each Lender or (ix)(A) amend Schedule 1.01 or the definitions of “Eligible Assets”, “Pledged Eligible Assets”, “Loan Value” or “Market Value” (or any component definitions of any of the foregoing), to the extent that any such amendment would result in a less restrictive standard than set forth herein, or otherwise change the formula for calculations of any Loan Value or (B) waive compliance with the Loan Value limitations, without the written consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lenders or the Uncommitted Swingline Lenders hereunder without the prior written consent of the Administrative Agent, the Swingline Lenders or the Uncommitted Swingline Lenders, as the case may be. Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrowers, may amend, modify or supplement any Credit Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document.  Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Commitments on substantially the same basis as the Loans (including, for the avoidance of doubt, the amendments contemplated by the proviso of Section 2.22(a)(ii))

Section 9.03Expenses; Indemnity; Damage Waiver

.  (a)  Each Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and each of their respective Affiliates, including the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses to the reasonable and documented fees and expenses of one primary counsel for all Persons (taken as a whole) and to the extent reasonably necessary, one regulatory and local counsel for all Persons (taken as a whole) in each relevant jurisdiction (and, solely in the case of a conflict of interest, one additional counsel and, to the extent reasonably necessary, one regulatory and local counsel in each relevant jurisdiction to each group of similarly situated Persons actually affected by such conflict taken as a whole)) in connection with the syndication of the credit facilities provided for herein, the negotiation, preparation, execution, delivery and administration of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, or any amendments, supplements, modifications or waivers of the provisions hereof or thereof (in each case, whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses to the reasonable and documented fees and expenses of one primary counsel for all Persons (taken as a whole) and to the extent reasonably necessary, one regulatory and local counsel for all Persons (taken as a whole) in each relevant jurisdiction (and, solely in the case of a conflict of interest, one additional counsel and, to the extent reasonably necessary, one regulatory and local counsel in each relevant jurisdiction to each group of similarly situated Persons actually affected by such conflict taken as a whole)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans and (iii) any charges of IntraLinks/IntraAgency or other relevant website or CUSIP charges. Each Borrower shall indemnify the Administrative Agent, each Co-Syndication Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one primary counsel for all Persons (taken as a whole) and to the extent reasonably necessary, one regulatory and local counsel for all Persons (taken as a whole) in each relevant jurisdiction (and, solely in the case of a conflict of interest, one additional counsel and, to the extent reasonably necessary, one regulatory and local counsel in each relevant jurisdiction to each group of similarly situated Persons actually affected by such conflict taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby or the use or proposed use of proceeds hereof, (2) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any Subsidiary or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, or the material breach of any of such Indemnitee’s or any of its Related Parties’ express obligations hereunder or (y) arise from disputes solely among Indemnitees that do not involve any act or omission by any Borrower or any of its Related Parties, other than claims against any Indemnitee in its capacity or fulfilling its role as agent, arranger or bookrunner or similar role under this Agreement, and provided further, that this Section 9.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b)To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Swingline Lenders or the Uncommitted Swingline Lenders under paragraph (a) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lenders or the Uncommitted Swingline Lenders, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lenders or the Uncommitted Swingline Lenders in their capacities as such.

(c)To the extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against any Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that this shall not limit any Borrower’s indemnification obligations pursuant to Section 9.03(a).  No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a material breach by such Indemnitee of the express obligations hereunder.

(d)All amounts due under this Section shall be payable promptly within five (5) Business Days after written demand therefor.

Section 9.04Successors and Assigns

.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)each Borrower, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if any Event of Default under Section 6.01(a) or (f) with respect to the Borrowers has occurred and is continuing, any other assignee (it being understood that each Borrower will be deemed to have consented to an assignment if it has not objected thereto within 5 Business Days following notice thereof); and

(B)the Administrative Agent and each Swingline Lender, provided that no consent of the Administrative Agent or any Swingline Lender shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;

(E)assignments shall not be made to any Person who is a natural person or who is, or would upon the effectiveness of any such assignment become, a Defaulting Lender; and

(F)assignments shall not be made to any Borrower or any Subsidiary or Affiliate of any Borrower.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an

Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue, to the extent permitted by applicable law, to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(c), Section 2.07(b), Section 2.19(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (4) no participation shall be sold to any natural person, any Borrower or any Subsidiary or Affiliate of any Borrower.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Each Borrower agrees that, to the extent permitted by applicable law, each Participant shall be entitled to the benefits of Section 2.16, Section 2.17 and Section 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 and Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16 or Section 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law made subsequent to the Effective Date that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05Survival

.  All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Section 2.16, Section 2.17, Section 2.18 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06Counterparts; Integration; Effectiveness

.  This Agreement and the other Credit Documents may each be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement and each other Credit Document shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof and thereof, as applicable, which, when taken together, bear the signatures of each of the other parties hereto and thereto, as applicable, and thereafter shall be binding upon and inure to the benefit of the parties hereto and thereto, as applicable, and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement and the other Credit Documents by email or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other Credit Document, as applicable.

Section 9.07Severability

.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08Right of Set off

  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but not including (i) trust accounts, (ii) any asset, Securities or other property right of any Borrower or any of their respective Subsidiaries held solely as a fiduciary or otherwise for the benefit of another Person and (iii) any other asset, Securities or account with respect to which such set-off right or the grant of such set-off right would be restricted by applicable law or regulation including, without limitation, Rule 15c3-3, Rule 8c-1 or Rule 15c2-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the applicable Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09Governing Law; Jurisdiction; Consent to Service of Process

.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the  Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or the other Credit Documents shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or  the other Credit Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or the other Credit Documents will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11Headings

.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12Confidentiality

.  (a)  Each of the Administrative Agent, each Swingline Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by the Administrative Agent, any Swingline Lender or the Lenders (i) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) subject to Section 9.04(b)(ii)(F) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (with respect to litigation brought by any Person other than the Administrative Agent, any Borrower or any Lender, after the applicable Borrower shall have had notice thereof and the opportunity to seek a protective order or other appropriate remedy with respect thereto), (vi) subject to an agreement containing provisions no less restrictive than those of this Section to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (vii) with the consent of the applicable Borrower or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers.  For the purposes of this Section, “Information” means all information received from any Borrower or its designees relating to any Borrower or its business, other than any such information that is available to the Administrative Agent, any Swingline Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING EACH BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO EACH BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14USA PATRIOT ACT

.  Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

Section 9.15No Fiduciary Duty

. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower or its Affiliates arising out of or in connection with this Agreement or any of the other Credit Document, and the relationship between Administrative Agent and Lenders, on one hand, and any Borrower or its Affiliates, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Each Borrower agrees that it will not assert any claim against either the Administrative Agent or any Lender based on an alleged breach of fiduciary duty by either the Administrative Agent or any Lender in connection with this Agreement and any other Credit Documents.

Section 9.16Acknowledgement and Consent to Bail-In of EEA Financial Institutions

. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE JONES FINANCIAL COMPANIES, L.L.L.P., as a Borrower

By:/s/ Mark Rawlins

Name: Mark Rawlins

Title: a General Partner

EDWARD D. JONES & CO., L.P., as a Borrower

By:/s/ Mark Rawlins

Name: Mark Rawlins

Title: a Principal

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swingline Lender and Lender

By:/s/ Kortney Knight

Name: Kortney Knight

Title: Vice President

FIFTH THIRD BANK,

as a Co-Syndication Agent, Swingline Lender and Lender

By:/s/ MaryAnn Lemonds

Name: MaryAnn Lemonds

Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Co-Syndication Agent, Swingline Lender and Lender

By:/s/ Jocelyn Boll

Name:  Jocelyn Boll

Title: Managing Director

Schedule 1.01
Eligible Assets

Asset Class	Advance	Max Moody’s	Min Moody’s	Max S&P	Min S&P	Tenor	Min Price	Maximum Issuer Concentration
FIRM PLEDGED SECURITIES ONLY
Certificate of Deposit (CD)	95%	P-2	P-2	A-2	A-2	<1 year	---	100%
Certificate of Deposit (CD)	98%	P-1	P-1	A-1+	A-1	<1 year	---	100%
US Government Agencies and GSEs	95%	Not available	Not available	Not available	Not available	---	---	100%
US Government Agencies and GSEs Zero Coupon	95%	Not available	Not available	Not available	Not available	---	---	100%
US Inflation Protected Security (TIPS)	95%	Not available	Not available	Not available	Not available	---	---	100%
US Treasury Bills	99%	---	---	---	---	---	---	100%
US Treasury Bonds	95%	---	---	---	---	---	---	100%
US Treasury Notes	97%	---	---	---	---	---	---	100%
US Treasury STRIPS	95%	---	---	---	---	---	---	100%
CUSTOMER PLEDGED SECURITIES ONLY
Equities Common Stocks – Listed	75%	---	---	---	---	---	$5.00	5%[1]

[1]	Issuer concentration limit for Equities is measured against all Equities securing Customer Loans.

Schedule 2.01
Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$75,000,000
Fifth Third Bank	$75,000,000
Wells Fargo Bank, National Association	$75,000,000
Bank of Montreal	$45,000,000
The Bank of New York Mellon	$45,000,000
The Northern Trust Company	$45,000,000
U.S. Bank National Association	$45,000,000
Bank of America, N.A.	$19,000,000
Commerce Bank	$19,000,000
PNC Bank, National Association	$19,000,000
SunTrust Bank	$19,000,000
UMB Bank, N.A.	$19,000,000
TOTALS	$500,000,000

Schedule 3.01(q)
Filing Offices

Entity Name	Jurisdiction of Formation	Filing Office
Edward D. Jones & Co., L.P.	Missouri	Secretary of State of the State of Missouri

Schedule 5.03(a)
Liens

Edward D. Jones & Co., L.P. – UCC 1 Financing Statement No. 16062075257007 filed with the Missouri Secretary of State

Firm and Customer securities pledged to Northern Trust under the Third Amended and Restated Pledge and Collateral Administration Agreement dated June 13, 2016, and used to secure uncommitted lines of credit with several banks

Edward Jones Trust Company – UCC-1 Financing Statement No. 20030132229F filed with the Missouri Secretary of State, as continued and amended

Blanket Filing – All investment property, instruments, and deposit accounts which Debtor now owns or hereafter acquires and any replacements or proceeds thereof, including: (1) Federal Home Loan Bank of Des Moines Stock; (2) Funds on deposit with Secured Party; (3) Promissory notes and other negotiable and non-negotiable instruments and all related collateral, guarantees, and other supporting obligations including mortgages, deeds of trust and other real property security interests; (4) Securities or obligations issued by the US government or its agencies, including but not limited to mortgage-backed securities issued or guaranteed by Federal Home Loan Mortgage Corp., Federal National Mortgage Assoc. and the Government National Mortgage Assoc.; and (5) Privately issued mortgage-backed securities, collateralized mortgage obligations, real estate mortgage investment conduits, or regulated investment companies; Secured Party: Federal Home Loan Bank of Des Moines.

While the lien on file related to the predecessor to Edward Jones Trust Company (EJTC), Boone National Savings and Loan, since August 2006 the EJTC Charter with the OTS has precluded borrowings by EJTC

Edward Jones – Form 1C Financing Statement No. 200807071456-8028-0120 filed with the Ontario Ministry of Consumer and Business Services

Collateral is generally described as "Accounts and Other"; Secured Party: CDS Clearing and Depository Services Inc.; uncommitted facility, no stated amount. Allows CDS to use Edward Jones securities in its possession from time to time to cover any settlement failures

Edward Jones – Form 1C Financing Statement No. 20141210-1739-1590-5804 filed with the Ontario Ministry of Consumer and Business Services

Collateral is generally described as "personal property in respect of the Master Securities Loan Agreement (2000 version) dated as of April 6, 2010"; Secured Party: UBS Securities LLC.

Edward Jones – Form 1C Financing Statement No. 20090916-1452-1530-5134 filed with the Ontario Ministry of Consumer and Business Services

Collateral is generally described as "reference receiver of credit agreement for CDSX service"; Secured Party: Bank of Montreal.

Schedule 5.03(b)
Debt

The Jones Financial Companies, L.L.L.P. – Indemnification Agreement

Regarding fronted insurance policies written by Travelers Casualty and Surety Company of America: Indemnifier agrees to make Travelers whole for any expenses incurred as a result of claims made against these insurance policies

The Jones Financial Companies, L.L.L.P. and Subsidiaries – Contractual Commitments

The Partnership would be subject to termination fees in the event the Partnership terminated existing contractual commitments with certain vendors providing ongoing services primarily for information technology, operations and marketing

Edward D. Jones & Co., L.P. – Expense Reimbursement Agreement

Issued 1995, to Edward Jones Trust Company, potential monthly reimbursement of expenses of Edward Jones Trust Company in excess of gross revenue if monthly request submitted

Edward Jones (An Ontario Limited Partnership) – Indemnification Agreement

Regarding the fronted insurance policy (or policies) written by Great American – Insurance Agents Errors & Omissions: Indemnifier agrees to make Great American whole for any expenses incurred as a result of claims made against this insurance policy (or policies)

Olive Street Investment Advisers, LLC – Expense Limitation Agreement

Olive Street Investment Advisers, LLC has agreed to reduce fees and reimburse certain Bridge Builder fund(s) expenses to the extent necessary to maintain a maximum annual operating expense limit for the fund(s)

Passport Research, Ltd. – Expense Limitation Agreement

Passport Research, Ltd. has agreed to reduce fees and reimburse certain Edward Jones Money Market Fund expenses to the extent necessary to maintain a maximum annual operating expense limit for the Fund

Schedule 5.03(g)
Investments

THE JONES FINANCIAL COMPANIES, L.L.L.P.

Customer Account Protection Company Holdings, Inc.
Provider of excess SIPC insurance to clients through September 30, 2009
Book value of investment of $5,000,000

THE JONES FINANCIAL COMPANIES, L.L.L.P.

Investment in Olive Street Investment Advisers, LLC as seed capital for current or future fund offerings

EDWARD D. JONES & CO, L.P.

Mutual Funds held by the U.S. broker-dealer, held to economically hedge future liabilities related to the non-qualified deferred compensation plan

EDWARD D. JONES & CO, L.P.

Investment in Depository Trust Company by the U.S. broker-dealer, 504.09 shares

EDWARD JONES TRUST COMPANY

Investment in Qualified Thrift Investments to maintain compliance as a Qualified Thrift Lender by the Home Owners' Loan Act

Schedule 5.03(h)
Sale and Leasebacks

None.

Schedule 5.03(i)
Transactions with Affiliates

None.

Schedule 5.03(k)
Restrictive Agreements

None.

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.Assignor:______________________________

2.Assignee:______________________________

[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrowers:The Jones Financial Companies, L.L.L.P. and Edward D. Jones & Co., L.P.
4.	Administrative Agent:JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement
5.	Credit Agreement:The Credit Agreement dated as of September 21, 2018 among The Jones Financial Companies, L.L.L.P., a

[2]	Select as applicable.

Missouri limited liability limited partnership (“JFC”), Edward D. Jones & Co., L.P., a Missouri limited partnership (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
$	$	%
$	$	%
$	$	%

Effective Date:   ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:

Name:

Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

2

ASSIGNEE

NAME OF ASSIGNEE

By:

Name:

Title:

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A.,
  as Administrative Agent

By

Name:

Title:

[Consented to:]5

THE JONES FINANCIAL COMPANIES, L.L.L.P.

By

Name:

Title:

EDWARD D. JONES & CO., L.P.

By

Name:

Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrowers and/or other parties (e.g. Swingline Lender) is required by the terms of the Credit Agreement.

3

[NAME OF ANY OTHER RELEVANT PARTY]

By

Name:

Title:

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a)(ii) and Section 5.01(a)(iii) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FINANCIAL COVENANT COMPUTATIONS

Terms not otherwise defined herein are used as defined in the Credit Agreement dated as of September 21, 2018  (the “Credit Agreement”), among The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership (“JFC” or “Parent”), Edward D. Jones & Co., L.P., a Missouri limited partnership (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

With respect to EDJ only:

I.	Minimum Consolidated Tangible Net Worth
1.	Consolidated Tangible Net Worth
a.	All amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of EDJ and its Subsidiaries under intercompany partnership capital at such date$_____
b.

Amount of all intangible items included in I.1(a), including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets (other than non-cash gains resulting from mark to market adjustments of securities positions made in the ordinary course of business) (but only to the extent that such items would be included on a consolidated balance sheet of EDJ and its Subsidiaries in accordance with GAAP)$_____

I.1	Consolidated Tangible Net Worth: (I.1(a) - I.1(b)) $_____
2	Minimum TNW
I.2.	$1,344,410,250
3.	Minimum Consolidated Tangible Net Worth: Is I.1 greater than I.2? [Y/N]
II.	Minimum Regulatory Net Capital

A	B	C
Regulatory Net Capital	6% of its aggregate debit items calculated using the alternative standard for net capital calculation	Is A greater than B?
[Y/N]

With respect to JFC only:

I.	Total Capitalization
1.	Consolidated Total Debt

a.	Aggregate stated balance sheet amount of all Debt of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP[6]$_____
2.	Total Capitalization
a.	JFC’s partnership capital subject to mandatory redemption, net of reserves for anticipated withdrawals and partnership loans, as determined in accordance with GAAP$_____
b.	Consolidated Total Debt[7] from Line 1.a.$_____
I.2.	Total Capitalization: (2.a. + 2.b.)$_____
3.	Leverage Ratio (I.1 / I.2): ____%

Is I.1 / I.2 less than 35%? [Y/N]

II.	Minimum Partnership Capital
1.	Total Partnership Capital
a.	JFC’s partnership capital subject to mandatory redemption, net of reserves for anticipated withdrawals and partnership loans, as determined in accordance with GAAP$_____
2.	Minimum Partnership Capital
II.2.	$1,884,000,000
3.	Minimum Partnership Capital: Is II.1 greater than II.2? [Y/N]

[6]

Calculation shall (i) exclude operating leases and Ordinary Course Operating Debt and (ii) notwithstanding the foregoing or anything else to the contrary set forth in the Credit Agreement, include any Debt that has the effect of increasing regulatory capital of such Person as reflected in any financial statement of such Person (including the footnotes thereto).

[7]	Without duplication of JFC’s Partnership Capital.

EXHIBIT C-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 21, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Jones Financial Companies, L.L.L.P. (“JFC”), Edward D. Jones & Co., L.P (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payment in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT C-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 21, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Jones Financial Companies, L.L.L.P. (“JFC”), Edward D. Jones & Co., L.P (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT C-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 21, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Jones Financial Companies, L.L.L.P. (“JFC”), Edward D. Jones & Co., L.P (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Documents are effectively connected with a United States trade or business conducted by the undersigned or its direct or indirect partners/members.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT C-4

Date: ________ __, 20[  ]

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 21, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Jones Financial Companies, L.L.L.P. (“JFC”), Edward D. Jones & Co., L.P (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its direct or indirect partners/members.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT D

[FORM OF]

BORROWING REQUEST

Date: [●]

JPMorgan Chase Bank, N.A.,
    as Administrative Agent
500 Stanton Christiana Road
NCC 5, Floor 1
Newark, DE 19713

Attention:  Michelle Keesee (12012443577@TLS.ldsprod.com) and Ryan Kelley (cib.cps.ops@jpmorgan.com)

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement dated September 21, 2018 (the “Credit Agreement;” all capitalized terms used but not defined herein are used as defined in the Credit Agreement) among The Jones Financial Companies, L.L.L.P. (“JFC”), Edward D. Jones & Co., L.P. (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Revolving Borrowing”) as required by Section 2.03 of the Credit Agreement:

(i)	Borrower is [The Jones Financial Companies, L.L.L.P.] [Edward D. Jones & Co., L.P.]

(ii)Borrower hereby requests to borrow $[●]8.

(iii)The Business Day of the Revolving Borrowing is [●].

(iv)The Type of advances comprising the Revolving Borrowing is [●]9.

(v)[The initial Interest Period of the Revolving Borrowing is [●].]10

[8]	Amount of Borrowing to comply with Section 2.02(c) of the Credit Agreement.
[9]

Specify whether the Revolving Borrowing is to be (i) in the case of JFC, a Eurodollar Borrowing or an ABR Borrowing or (ii) in the case of EDJ, a Federal Funds Rate Borrowing or a Eurodollar Borrowing.

[10]	Applicable for Eurodollar Borrowings only. Must comply with the definition of “Interest Period” and can be a period of one, two, three or six months.

EXHIBIT D

(vi) [The Loans are [Secured Loans] [Unsecured Loans]].11

(vii) [The Loans are [Customer Loans] [Firm Loans]].12

(viii) [The Eligible Assets pledged are [Customer Pledged Eligible Assets] [Firm Pledged Eligible Assets]].13

(ix)[The Loan Date14 is [●]].15

The undersigned hereby certifies the following as of the date of the Revolving Borrowing:

(A)

The representations and warranties of [EDJ][JFC]contained in each Credit Document, other than the representations and warranties contained in Section 3.01(e), in the last sentence of Section 3.01(f) and in Section 3.01(l)(ii) of the Credit Agreement, are true and correct in all material respects on and as of the date of the Revolving Borrowing (except those representations and warranties that are qualified by “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty is true and correct in all respects), and except to the extent any such representation or warranty is stated to relate solely to an earlier date (other than the Effective Date), in which case such representation or warranty is true and correct in all material respects on and as of such earlier date (except those representations and warranties that are qualified by “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty is true and correct in all respects as of such earlier date).

(B)	At the time of and immediately after giving effect to such Revolving Borrowing, no Default or Event of Default shall have occurred and be continuing.

Delivery of an executed counterpart of this Notice of Borrowing by electronic means shall be effective as delivery of an original executed counterpart of this notice of borrowing.

Wire Instructions:

[The Jones Financial Companies, L.L.L.P.]
[Edward D. Jones & Co., L.P.]

Bank:  [●]

[11]	Applicable for Borrowings by EDJ only.
[12]	Applicable for Borrowings of Secured Loans by EDJ only.
[13]	Applicable for Borrowings of Secured Loans by EDJ only.
[14]	“Loan Date” means collectively, the Customer Loan Date and/or the Firm Loan Date.
[15]	Applicable for Borrowings of Secured Loans by EDJ only.

EXHIBIT D

ABA:  [●]

Account:  [●]

Reference: [●]

Attn:

Very truly yours,

[The Jones Financial Companies, L.L.L.P.

By:_____________________

Name:

Title:  ]

[Edward D. Jones & Co., L.P.

By:_____________________

Name:

Title:  ]

EXHIBIT E

[FORM OF]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,
    as Administrative Agent
500 Stanton Christiana Road
NCC 5, Floor 1
Newark, DE 19713

Attention:  Michelle Keesee (12012443577@TLS.ldsprod.com) and Ryan Kelley (cib.cps.ops@jpmorgan.com)

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 21, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership (“JFC”), Edward D. Jones & Co., L.P., a Missouri limited partnership (“EDJ”, and together with JFC, collectively, the “Borrowers”, or each individually, a “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes an Interest Election Request and [JFC][EDJ] hereby gives you notice, pursuant to Section 2.08 of the Credit Agreement, that it requests the conversion or continuation of a Revolving Borrowing under the Credit Agreement, and in that connection such Borrower specifies the following information with respect to such Revolving Borrowing and each resulting Revolving Borrowing:

1.

Borrowing to which
this request applies:_______________________________
Principal Amount:_______________________________
Type[16]:_______________________________
Interest Period[17]:_______________________________

[16]	Specify whether (i) in the case of JFC, a Eurodollar Borrowing or an ABR Borrowing or (ii) in the case of EDJ, a Federal Funds Rate Borrowing or a Eurodollar Borrowing.
[17]	Applicable for Eurodollar Borrowings only. Specify the length of the current Interest Period and the last day thereof.

EXHIBIT E

2.	Effective date of this election[18]:_______________________________
3.	Resulting Borrowing[s][19] Principal Amount[20]:_______________________________
Type[21]:_______________________________ Interest Period[22]:_______________________________

[18]	Must be a Business Day.
[19]

If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing.  Each resulting Borrowing shall be subject to Section 2.02(c) of the Credit Agreement.

[20]	Indicate the principal amount of the resulting Borrowing. Must comply with Section 2.02(c) of the Credit Agreement.
[21]

Specify whether the resulting Borrowing is to be (i) in the case of JFC, a Eurodollar Borrowing or an ABR Borrowing or (ii) in the case of EDJ, a Federal Funds Rate Borrowing or a Eurodollar Borrowing.

[22]	Applicable only if the resulting Borrowing is to be a Eurodollar Borrowing. Must comply with the definition of “Interest Period” and can be a period of one, two, three or six months.

EXHIBIT E

Very truly yours,

[THE JONES FINANCIAL COMPANIES, L.L.L.P.
by

Name:
Title:]

[EDWARD D. JONES & CO., L.P.
by

Name:
Title:]

EXHIBIT F

[FORM OF]

PROMISSORY NOTE

[_], 20[__]
New York, New York

FOR VALUE RECEIVED, [THE JONES FINANCIAL COMPANIES, L.L.L.P., a Missouri limited liability limited partnership (“JFC”)] [EDWARD D. JONES & CO., L.P., a Missouri limited partnership (“EDJ”)] (the “Borrower”), hereby promises to pay to [____________________________] (the “Bank”), for account of its respective applicable lending offices provided for by the Credit Agreement referred to below, at the principal office of JPMorgan Chase Bank, N.A. the principal sum of [_______________] dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Bank to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans made by the Bank.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note is one of the Notes referred to in the Credit Agreement dated as of September 21, 2018  (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the “Credit Agreement”) among The Jones Financial Companies, L.L.L.P., Edward D. Jones & Co., L.P., the lenders parties thereto (including the Bank), JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto, providing for Loans in an aggregate principal amount initially not to exceed $500,000,000, and evidences Loans made by the Bank to the Borrower thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted under the Credit Agreement, this Note may not be assigned by the Bank to any other Person.

EXHIBIT F

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT F

[THE JONES FINANCIAL COMPANIES, L.L.L.P.

By:Name:

Title:]

[EDWARD D. JONES &  CO., L.P.

By:Name:

Title:]

SCHEDULE OF LOANS

This Note evidences Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Type of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

EXHIBIT G

FORM OF SECURITY AGREEMENT

[See attached]

EXECUTION COPY

SECURITY AGREEMENT

This Security Agreement (this “Agreement”), dated as of September 21, 2018, is entered into by and among Edward D. Jones & Co., L.P. (“EDJ”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the ratable benefit of the Administrative Agent and the Lenders under that certain Credit Agreement, dated as of the date hereof, among EDJ, The Jones Financial Companies, L.L.L.P. (“JFC” or “Parent”, and together with EDJ, collectively the “Borrowers” or, each individually, a “Borrower”), Fifth Third Bank and Wells Fargo Bank, National Association, each as a Co-Syndication Agent, the Administrative Agent and the other agents and Lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders, the Administrative Agent and the other agents party thereto have entered into the Credit Agreement, pursuant to which the Lenders have agreed to make Loans to each Borrower, subject to the terms and conditions of the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make Secured Loans to EDJ under the Credit Agreement that EDJ shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, EDJ hereby agrees as follows:

Definitions

.  Capitalized terms that are used herein and are not defined herein shall have the meanings ascribed to them in the Credit Agreement.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Collateral” has the meaning assigned to such term in Section 3(b) of this Agreement.

“Control” means “control” as defined in the UCC for the relevant type of property.

“Customer Obligations” mean all Obligations related to the Customer Loans.

“Customer Release” has the meaning as defined in Section 5(a) of this Agreement.

“Firm Obligations” mean all Obligations related to the Firm Loans.

“Firm Release” has the meaning as defined in Section 5(b) of this Agreement.

“Obligations” shall mean “Obligations” as defined in the Credit Agreement of EDJ under any Credit Document in any way relating to a Secured Loan.

“Participant Account” means an account maintained by DTC as a Securities Intermediary for EDJ to which Securities transactions of EDJ effected through the facilities of DTC are debited and credited in the manner specified in the rules and procedures of DTC.

“Permitted Liens” means (a) Liens securing the payment of taxes not yet due, (b) other Liens which arise by operation of law, and not as a result of any default and liens securing the payment of taxes (provided that, in each case, such Liens do not materially interfere with EDJ’s use of the Pledged Eligible Assets, lessen the value of the Pledged Eligible Assets as Collateral in a manner that causes a Deficiency or impair the Lien held by the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, in the Pledged Eligible Assets), (c) Liens in favor of DTC pending (i) completion of the settlement with respect to Pledged Eligible Assets on the date of delivery of DTC Instruction relating to such Pledged Eligible Assets or (ii) the Release of Pledged Eligible Assets and (d) Liens in favor of the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders.

“Pledgee Account” means a pledgee account maintained by DTC as a Securities Intermediary for the Administrative Agent to which Securities transactions of the Administrative Agent effected through the facilities of DTC are debited and credited in the manner specified in the rules and procedures of DTC.

“Redesignation Event” means any day for which a Deficiency exists and the aggregate Loan Value of the Pledged Eligible Assets equals or exceeds the total Revolving Credit Exposure related to Secured Loans but there is either a Customer Loan Deficiency or a Firm Loan Deficiency, in each case, as of such preceding Business Day.

“Release” means a Customer Release or a Firm Release, as the context may require.

“Securities Account” means a “securities account” as defined in Section 8-501 of the UCC.

“Securities Intermediary” means a “securities intermediary” as defined in Section 8-102 of the UCC.

“Security” or “Securities” means “financial asset” as defined in Section 8-102 of the UCC.

“Security Entitlement” means a “security entitlement” as defined in Section 8-102 of the UCC.

“Transfer” means, in the case of a Security and/or Security Entitlement, including without limitation, a Security and/or Security Entitlement with respect to Pledged Eligible Assets, a Securities Intermediary indicating by book entry that such Security and/or Security Entitlement has been credited to the transferee’s Securities Account.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

Representations and Warranties of EDJ

.  EDJ represents and warrants to the Administrative Agent and each Lender as follows:

(a)At the time of delivery by EDJ of any Borrowing Request and of any DTC Instruction as described in Section 2.03 of the Credit Agreement, and at the time of delivery by EDJ of any Securities and/or Security Entitlements to the Pledgee Account, EDJ will have the right to pledge, assign and transfer to the Administrative Agent, and to grant to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, a security interest in the Pledged Eligible Assets referred to therein or such other Securities and/or Security Entitlements delivered by EDJ to the Pledgee Account.

(b)Upon:

(i)the satisfaction by EDJ of the requirements of Section 3 of this Agreement; and

2

(ii)the Transfer by DTC debiting the Participant Account for, and crediting to the Pledgee Account, Security Entitlements designated by DTC (pursuant to the direction of EDJ) from time to time as Firm Pledged Eligible Assets, resulting in the Administrative Agent having Control of such Security Entitlements pursuant to Section 8-106(d)(1) of the UCC, the Administrative Agent will have, for the ratable benefit of the Administrative Agent and the Lenders, a valid first priority perfected security interest in such Securities and/or Security Entitlements securing payment and performance of the Obligations, which security interest will be free of adverse claims (other than Permitted Liens).

(c)Upon:

(i)the satisfaction by EDJ of the requirements of Section 3 of this Agreement; and

(ii)the Transfer by DTC debiting the Participant Account for, and crediting to the Pledgee Account, Security Entitlements designated by DTC (pursuant to the direction of EDJ) from time to time as Customer Pledged Eligible Assets, resulting in the Administrative Agent having Control of such Security Entitlements pursuant to Section 8-106, including, without limitation, 8-106(d)(1) of the UCC, the Administrative Agent will have, for the ratable benefit of the Administrative Agent and the Lenders, a valid first priority perfected security interest in such Securities and/or Security Entitlements securing payment and performance of the Customer Obligations, which security interest will be free of adverse claims (other than Permitted Liens).

(d)All information set forth in each Borrowing Request will be true and correct in all material respects as of the date of delivery to the Administrative Agent of such Borrowing Request.

Pledge; Perfection of Lien

.  (a) As security for the prompt and complete payment and/or performance when due (whether at stated maturity, by acceleration or otherwise) of all Customer Obligations, EDJ hereby pledges, assigns and transfers to the Administrative Agent, and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, a security interest in any and all rights, title and interests of EDJ from time to time in and to all Securities and/or Security Entitlements from time to time credited at the direction of EDJ to the Pledgee Account and not released therefrom pursuant to Section 4, Section 5 or Section 6, and any Securities and/or Security Entitlements or cash received in exchange therefor or on account of payments thereon while such Securities and/or Security Entitlements are held in the Pledgee Account or otherwise by the Administrative Agent pursuant to Section 8.

(b) As security for the prompt and complete payment and/or performance when due (whether at stated maturity, by acceleration or otherwise) of all Firm Obligations, EDJ hereby pledges, assigns and transfers to the Administrative Agent, and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, a security interest in

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any and all rights, title and interests of EDJ from time to time in and to all Securities and/or Securities Entitlements (but excluding any such Securities designated by DTC (pursuant to the direction of EDJ) from time to time, as Customer Pledged Eligible Assets and any related Securities Entitlements) from time to time credited at the direction of EDJ to the Pledgee Account and not released therefrom pursuant to Section 4, Section 5 or Section 6, and any Securities (including Securities Entitlements) or cash received in exchange therefor or on account of payments thereon while such Securities (including Securities Entitlements) are held in the Pledgee Account or otherwise by the Administrative Agent pursuant to Section 8 (the foregoing, as set forth in both Section 3(a) and Section 3(b) herein, collectively, the “Collateral”).

(c) In order to perfect the security interest of the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders therein, EDJ shall, prior to or concurrently with the delivery of each Borrowing Request, take such action as is required under DTC’s rules and procedures to direct DTC to Transfer to the Administrative Agent on its books (by debiting the Participant Account and crediting the Pledgee Account) the Securities and/or Security Entitlements with respect to the Pledged Eligible Assets referred to in the Borrowing Request (or such other Securities and/or Security Entitlements in lieu thereof or in addition thereto as EDJ may determine), such that the Administrative Agent shall have Control of such Securities and/or Security Entitlements pursuant to Section 8-106(d)(1) of the UCC.

Disposition of Pledged Eligible Assets When No Secured Loans Are Outstanding

.  (a) Upon the request of EDJ, at any time when there are no Customer Secured Loans outstanding (either because no Customer Secured Loans have been made to EDJ, any Customer Secured Loans that have been made to EDJ have been repaid in full or any Customer Secured Loans that have been made to EDJ have been redesignated as Unsecured Loans) and no other Customer Obligations that are then due and payable are unpaid, at the sole cost and expense of EDJ, the Administrative Agent shall promptly (and in the event of a request made by EDJ prior to 3:00 p.m., New York City time by not later than the close of business on the same Business Day and in the event of a request made by EDJ on or after 3:00 p.m., New York City time by not later than 10:00 a.m. New York City time on the next following Business Day) cause to be Transferred by taking such action as is required under DTC’s rules and procedures to cause DTC to Transfer to EDJ on its books by debiting the Pledgee Account and crediting the Participant Account, all or such portion of Securities and/or Security Entitlements designated by DTC (pursuant to the direction of EDJ) from time to time as Customer Pledged Eligible Assets then subject to the Control of the Administrative Agent as shall be requested by EDJ, and upon such Transfer the Administrative Agent’s security interests for the ratable benefit of the Administrative Agent and the Lenders in such Securities and/or Security Entitlements shall automatically terminate and be released without any further action by any other Person.

(b) Upon the request of EDJ, at any time when there are no Secured Loans outstanding (either because no Secured Loans have been made to EDJ, any Secured Loans that have been made to EDJ have been repaid in full or any Secured Loans that have been made to EDJ have been redesignated as Unsecured Loans) and no other Obligations that are then due and payable are unpaid, at the sole cost and expense of EDJ, the Administrative Agent shall promptly (and in the event of a request made by EDJ prior to 3:00 p.m., New York City time by not later than the close of business on the same Business Day and in the event of a request made by EDJ on or

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after 3:00 p.m., New York City time by not later than 10:00 a.m. New York City time on the next following Business Day) cause to be Transferred by taking such action as is required under DTC’s rules and procedures to cause DTC to Transfer to EDJ on its books by debiting the Pledgee Account and crediting the Participant Account, all or such portion of Securities and/or Security Entitlements designated by DTC (pursuant to the direction of EDJ) from time to time as Firm Pledged Eligible Assets then subject to the Control of the Administrative Agent as shall be requested by EDJ, and upon such Transfer the Administrative Agent’s security interests for the ratable benefit of the Administrative Agent and the Lenders in such Securities and/or Security Entitlements shall automatically terminate and be released without any further action by any other Person.

Release of Pledged Eligible Assets When Secured Loans are Outstanding

.  (a) At any time when there are Customer Secured Loans outstanding, at the request of EDJ, the Administrative Agent shall promptly (and in the event of a request made by EDJ prior to 3:00 p.m., New York City time by not later than the close of business on the same Business Day and in the event of a request made by EDJ on or after 3:00 p.m., New York City time by not later than 10:00 a.m. New York City time on the next following Business Day) cause to be Transferred, at the sole cost and expense of EDJ, by taking such action as is required under DTC’s rules and procedures  to cause DTC to Transfer and release to EDJ on its books by debiting the Pledgee Account and crediting the Participant Account (such release, a “Customer Release”) such portion of the Securities and/or Security Entitlements designated by DTC (pursuant to the direction of EDJ) from time to time as Customer Pledged Eligible Assets then subject to the Control of the Administrative Agent as shall be requested by EDJ and the Administrative Agent shall make such Customer Release so long as no Customer Loan Deficiency would exist after giving effect to such Customer Release, and, upon such Customer Release, the Administrative Agent’s security interests for the ratable benefit of the Administrative Agent and the Lenders in such Securities and/or Security Entitlements shall automatically terminate and be released.

(b) At any time when there are Firm Secured Loans outstanding, at the request of EDJ, the Administrative Agent shall promptly (and in the event of a request made by EDJ prior to 3:00 p.m., New York City time by not later than the close of business on the same Business Day and in the event of a request made by EDJ on or after 3:00 p.m., New York City time by not later than 10:00 a.m. New York City time on the next following Business Day) cause to be Transferred, at the sole cost and expense of EDJ, by taking such action as is required under DTC’s rules and procedures to cause DTC to Transfer and release to EDJ on its books by debiting the Pledgee Account and crediting the Participant Account (such release a “Firm Release”) such portion of the Securities and/or Security Entitlements designated by DTC (pursuant to the direction of EDJ) from time to time as Firm Pledged Eligible Assets then subject to the Control of the Administrative Agent as shall be requested by EDJ and the Administrative Agent shall make such Firm Release so long as no Deficiency would exist after giving effect to such Firm Release, and, upon such Firm Release, the Administrative Agent’s security interests for the ratable benefit of the Administrative Agent and the Lenders in such Securities and/or Security Entitlements shall automatically terminate and be released.

Redesignation

of Secured Loans.  During (i) any Business Day on which it has received notice that a Redesignation Event has occurred or (ii) any other Business Day on

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which unpaid Obligations remain outstanding, EDJ may, in each case, deliver to the Administrative Agent a notice pursuant to which EDJ may (A) in the case of a redesignation pursuant to clause (i) above (after giving effect to any transfer of additional Pledged Eligible Assets by EDJ pursuant to Section 3 on such day or any repayment of Secured Loans pursuant to Section 2.10, Section 2.11 or Section 2.12 of the Credit Agreement on such day), redesignate one or more Secured Loans (or portions thereof) which, as of such day, are secured by Pledged Eligible Assets for which a Deficiency exists on such day as Unsecured Loans so that, after giving effect to the redesignations indicated in such notice, no Deficiency shall exist and (B) in the case of a redesignation pursuant to clause (ii) above, redesignate one or more Secured Loans (or portions thereof) of EDJ as being Unsecured Loans, so long as, following the redesignation indicated in such notice, on such day, no Deficiency shall exist.  Notwithstanding anything herein to the contrary, upon any redesignation of a Secured Loan as an Unsecured Loan, the Administrative Agent’s security interest for the ratable benefit of the Administrative Agent and the Lenders in the Pledged Eligible Assets designated as previously securing such Secured Loan shall automatically terminate and be released; provided that no such release shall be permitted if such release would result in a Deficiency.

Further Assurances

.  EDJ agrees that at any time and from time to time, at the sole cost and expense of EDJ, EDJ will promptly execute and deliver all further instruments and documents, and take all further action, which are required under any applicable law, or which the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted by EDJ to the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders under this Agreement or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Securities and/or Security Entitlements pledged under this Agreement.

Remedies Upon Default; Rights Under UCC

.

(a)Upon the occurrence of any Event of Default and at any time thereafter, if an Event of Default shall then be continuing and any Obligations shall then be outstanding and due and payable, the Administrative Agent may, subject to applicable law and the requirements of the Credit Agreement, with respect to any Pledged Eligible Assets or other Collateral delivered to the Administrative Agent pursuant to Section 3 that have not been previously released pursuant to Section 4,  5 or 6 of this Agreement:

(i) direct DTC to Transfer such Pledged Eligible Assets or other Collateral from the Pledgee Account to the omnibus account of the Administrative Agent or its nominee; and/or

(ii)sell or order the sale of all or any part of such Pledged Eligible Assets or other Collateral in any market and at any price deemed by the Administrative Agent to be fair and reasonable in the circumstances.

(b)The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and, in addition to the rights and remedies provided for in this Agreement, EDJ agrees that the Administrative Agent shall be entitled to exercise all of the rights and remedies available to a secured party under the UCC or under any other

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applicable law.  Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon EDJ or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may upon the occurrence and during the continuance of an Event of Default, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption by EDJ, which right or equity is hereby waived and released.  To the extent permitted by applicable law, EDJ waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights permitted under this Section 8.

Deficiency

.  EDJ shall remain liable for any deficiency if the proceeds of any application, sale or other disposition of any Collateral are insufficient to pay the Obligations secured thereby and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency (with regard to fees and disbursements of any attorneys, to the extent EDJ is required to pay or reimburse such fees and disbursements pursuant to Section 9.03 of the Credit Agreement).

Application of Proceeds

.  The Administrative Agent shall apply the net proceeds of any collection, recovery, receipt, appropriation, realization or sale or any other action taken by it in respect of the Collateral pursuant to Section 8, after deducting, subject to Section 9.03 of the Credit Agreement, all costs and expenses of every kind incurred therein or incidental to the care or safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of the Administrative Agent and the Lenders under this Agreement, including, without limitation, the expenses and reasonable fees of the Administrative Agent’s and Lender’s counsel, to the payment in whole or in part of the Obligations or the Customer Obligations, as the case may be, in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Credit Documents and included in the Obligations or the Customer Obligations, as the case may be (as reasonably determined by the Administrative Agent);

Second, to the Administrative Agent for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations or the Customer Obligations, as the case may be, pro rata among the Lenders according to the amounts of the Obligations or the Customer Obligations, as the case may be, then due and owing and remaining unpaid to the Lenders (for the avoidance of doubt, proceeds of

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Customer Pledged Eligible Assets shall only be applied to the payment of Customer Obligations);

Third, if any Customer Loan Deficiency exists after the Firm Obligations have been repaid in full, any excess proceeds from Firm Pledged Eligible Assets shall be paid to the Administrative Agent for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Customer Obligations; and

Fourth, any balance remaining after the Obligations or the Customer Obligations, as the case may be, shall have been paid as set forth above and the Commitments shall have terminated and after the payment by the Administrative Agent of any other amount required by any provision of law, the surplus, if any, shall be paid over to EDJ or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent

.

(a)Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(i)EDJ hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority solely after the occurrence and during the continuance of an Event of Default in the place and stead of EDJ and in the name of EDJ or in its own name, for the purpose of carrying out the terms of this Agreement, to take any action and to execute any instrument which Administrative Agent may reasonably deem necessary or advisable to create, perfect, protect or enforce the Administrative Agent’s or any Lender’s interests in the Collateral.

(ii)EDJ hereby irrevocably authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of EDJ in such form and in such offices as the Administrative Agent reasonably determines is appropriate to perfect the security interests of the Administrative Agent on behalf of the Administrative Agent and the Lenders under this Agreement or any other Credit Document.

(iii)EDJ hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

(b)Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to exercise reasonable care of at least the same degree as the Administrative Agent deals with similar property for its own account.  Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of

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the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of EDJ or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof, except as otherwise set forth herein.  The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers.  The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to EDJ for any act or failure to act hereunder, except for its own (or its officers’, directors’, employees’ or agents’) bad faith, gross negligence or willful misconduct.

(c)Agreement to Appoint Agent for Holding Pledged Eligible Assets.  If the Administrative Agent shall cease to be a participant of DTC at any time during the term of the Credit Agreement, the Administrative Agent will promptly enter into a written agreement with a DTC participant selected by the Administrative Agent and approved (such approval not to be unreasonably withheld, conditioned or delayed) by EDJ in advance in writing (which may be an affiliate of the Administrative Agent) pursuant to which such DTC participant will agree to act as the Administrative Agent’s agent for the purpose of holding the Securities and/or Security Entitlements in such DTC participant’s pledgee account with DTC, and the Administrative Agent will maintain such agreement (or a similar agreement with another DTC participant selected by the Administrative Agent) so long as the Credit Agreement remains in effect.

Section 12.Amendments, Waivers and Consents.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.02 of the Credit Agreement.  No failure on the part of the Administrative Agent to exercise, and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Successors and Assigns

.  This Agreement shall be binding upon EDJ and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided, however, that EDJ may not assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent.

Notices

.  All notices and other communications provided for under this Agreement shall be effective if given in accordance with Section 9.01 of the Credit Agreement.

GOVERNING LAW

.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, NEW YORK SHALL BE JPMORGAN CHASE BANK, N.A.’S JURISDICTION AND THE LAWS OF THE STATE OF NEW YORK AND THE LAWS APPLICABLE TO ALL THE ISSUES IN ARTICLE 2(1) OF THE HAGUE SECURITIES CONVENTION SHALL BE THE LAWS IN FORCE

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IN THE STATE OF NEW YORK.  THE PARTIES AGREE THAT THE FOREGOING SENTENCE AMENDS ANY APPLICABLE CUSTOMER AGREEMENT THAT COULD COMPRISE PART OF AN ACCOUNT AGREEMENT GOVERNING THE SECURITIES ACCOUNTS (INCLUDING THE PLEDGEE ACCOUNT).  JPMORGAN CHASE BANK, N.A. REPRESENTS THAT IT HAS AN OFFICE IN THE UNITED STATES WHICH IN THE ORDINARY COURSE OF BUSINESS MAINTAINS SECURITIES ACCOUNTS FOR OTHERS.

Termination

.  Subject to the provisions of Section 17 of this Agreement, this Agreement shall automatically terminate and the security interests created hereby shall automatically terminate and be released when all the Obligations have been fully paid and performed (other than contingent indemnification obligations for which no claim has been made) and the Commitments under the Credit Agreement have been terminated, at which time the Administrative Agent shall reassign (or cause to be reassigned) to EDJ (at EDJ’s sole cost and expense), or to such person or persons as EDJ shall designate, such of the Collateral (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms of this Agreement and shall still be held under this Agreement, together with appropriate instruments of reassignment and release that may be reasonably requested by EDJ.

Payments Set Aside

.  Notwithstanding the provisions of Section 16 of this Agreement, to the extent that EDJ makes a payment or payments to the Administrative Agent or the Administrative Agent or any Lender enforces its security interests or exercises its right of setoff under the Credit Documents, and such payment or payments or the proceeds of such enforcement or setoff or any part of such payment or payments or proceeds are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligation or part of such Obligation originally intended to be satisfied shall be revived (and EDJ shall cause to be pledged to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, additional Collateral in an amount sufficient to secure such Obligation, to the extent necessary in the Administrative Agent’s sole judgment) and continue in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Interpretation; Partial Invalidity

.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.Survival.  All covenants, agreements, representations and warranties made by EDJ herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Secured Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any

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accrued interest on any Secured Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

Counterparts

.  This Agreement may be executed in any number of counterparts (including by telecopy or via electronic mail) and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

Section Headings

.  The section headings used in this Agreement are for convenience of reference only and shall not define or limit the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement by their duly authorized officers as of the day and year first above written.

EDWARD D. JONES & CO., L.P.

By:	Name: Title:

ACCEPTED:

JPMORGAN CHASE BANK, N.A.,
individually, as Administrative Agent

By:	Name: Title: